Exhibit 10.16

LEASE

BETWEEN

CHIASMA INC., AS TENANT

AND

NWALP TPOP PROPERTY OWNER LLC, AS LANDLORD

460 Totten Pond Road, Waltham, Massachusetts

ARTICLE 9 MAINTENANCE, REPAIRS AND REPLACEMENTS		15
9.1	Landlord’s Obligations	15
9.2	Tenant’s Obligations	17

ARTICLE 10 UTILITIES AND OTHER SERVICES		18
10.1	Heating, Ventilation and Air-Conditioning	18
10.2	Utilities	18
10.3	Other Services	20
10.4	Interruption of Service	20

ARTICLE 11 REAL ESTATE TAXES		21
11.1	Payments on Account of Real Estate Taxes	21
11.2	Abatement	22

ARTICLE 12 OPERATING EXPENSES		22
12.1	Definitions	22
12.2	Tenant’s Payment of Operating Expenses	23
12.3	Audit Rights	23

ARTICLE 13 INDEMNITY AND INSURANCE		24
13.1	Indemnity	24
13.2	Tenant’s Insurance	25
13.3	Landlord’s Insurance	26
13.4	Waiver of Subrogation	27

ARTICLE 14 FIRE, EMINENT DOMAIN, ETC.		27
14.1	Landlord’s Right of Termination	27
14.2	Restoration; Tenant’s Right of Termination	27
14.3	Abatement of Rent	28
14.4	Condemnation Award	28

ARTICLE 15 ADDITIONAL COVENANTS		29
15.1	Tenant	29
15.2	Landlord	29
15.3	As to Both Parties	29

ARTICLE 16 HOLDING OVER; SURRENDER		30
16.1	Holding Over	30
16.2	Surrender of Premises	30

ARTICLE 17 RIGHTS OF MORTGAGEES		30
17.1	Rights of Mortgagees	30
17.2	Assignment of Rents	31
17.3	Notice to Holder	31

ARTICLE 18 SECURITY DEPOSIT		31
18.1	Security Deposit	31
18.2	Application of Security Deposit	31

ARTICLE 19 DEFAULT; REMEDIES		32
19.1	Tenant’s Default	32
19.2	Landlord’s Remedies	35
19.3	Additional Rent	36
19.4	Remedies Cumulative	37
19.5	Attorneys’ Fees	37
19.6	Waiver	37
19.7	Landlord’s Default	37
19.8	Tenant’s Remedies	37
19.9	Landlord’s Liability	38

ARTICLE 20 MISCELLANEOUS PROVISIONS		38
20.1	Brokerage	38
20.2	Invalidity of Particular Provisions	38
20.3	Provisions Binding, Etc	39
20.4	Notice	39
20.5	When Lease Becomes Binding; Entire Agreement; Modification	39
20.6	Headings and Interpretation of Sections	40
20.7	Waiver of Jury Trial	40
20.8	Time Is of the Essence	40
20.9	Multiple Counterparts	40
20.10	Governing Law	40

L E A S E

THIS LEASE is dated as of November 15, 2017 between the Landlord and the Tenant named below, and is of space in the Building described below.

ARTICLE 1

BASIC DATA; DEFINITIONS

1.1 Basic Data. Each reference in this Lease to any of the following terms shall be construed to incorporate the data for that term set forth in this Section:

Landlord: NWALP TPOP Property Owner LLC, a Delaware limited liability company.

Landlord’s Address: c/o Anchor Line Partners, LLC, One Post Office Square, 42nd Floor, Boston, Massachusetts 02109.

Landlord’s Managing Agent: Anchor Line Partners, LLC, or such other person or entity from time to time designated by Landlord.

Tenant: Chiasma, Inc. a Delaware corporation

Tenant’s Address: 275 Wyman St., Waltham, MA 02451.

Building: The building commonly known and numbered as 460 Totten Pond Road, Waltham, Massachusetts, as shown on the site plan attached hereto as Exhibit A-1.

Building Rentable Area: Agreed to be 141,981 rentable square feet.

Land: The parcel of land upon which the Building is situated, commonly known and numbered as 460 Totten Pond Road, Waltham, Massachusetts.

Office Park: The office park known as “Totten Pond Office Park Condominium”, comprised of three office buildings known as and numbered 400, 410 and 460 Totten Pond Road, Waltham, Massachusetts, substantially shown on the plan attached hereto as Exhibit A-1 as more particularly described in the legal description attached hereto as Exhibit A-2.

Property: The Land together with the Building and other improvements thereon.

Initial Premises: The portion of the Building shown on the location plan attached hereto as Exhibit A, including without limitation, the entry doors to the Premises, together with the related glass and finish work therein.

Premises: The Initial Premises.

Premises Rentable Area: Agreed to be 3,547 rentable square feet.

Basic Rent: The Basic Rent prorated at the beginning and end of the Term if appropriate pursuant to Section 3.1 for the Initial Term is as follows:

RENTAL PERIOD	ANNUAL BASIC RENT	MONTHLY PAYMENT
December 1, 2017 – November 30, 2018	$106,410.00	$8,867.50
December 1, 2018 – November 30, 2019	$109,957.00	$9,163.08
December 1, 2019 – November 30, 2020	$113,504.00	$9,458.67

If Tenant exercises the Extension Option as provided in Section 4.2, then the Basic Rent for the Extension Term shall be the greater of (i) the Annual Basic Rent in effect immediately prior to the expiration of the then current Term, and (ii) the “Fair Market Rent,” meaning the Basic Rent as determined: (A) by agreement between Landlord and Tenant, negotiating in good faith, no later than thirty (30) days after Tenant’s timely exercise of the Extension Option; provided, however, that if Tenant exercises the Extension Option more than one (1) year prior to the expiration of the then current Term, then Landlord and Tenant shall reach agreement, negotiating in good faith, by that date which is eleven (11) months prior to the expiration of the then current Term (and Landlord shall not be required to so negotiate prior to such date), or (B) if Landlord and Tenant shall not have agreed upon the Fair Market Rent by said date as aforesaid (an “Impasse”), then Fair Market Rent for the Extension Term shall be fixed by means of an Appraisers’ Determination as more particularly described in Exhibit E hereto.

Additional Rent: All charges and sums which Tenant is obligated to pay to Landlord pursuant to the provisions of this Lease, other than and in addition to Basic Rent.

Rent: Basic Rent and Additional Rent.

Tenant’s Proportionate Share: Two and one half percent (2.5%) (which is based on the ratio of the agreed upon (a) Premises Rentable Area to (b) Building Rentable Area).

Security Deposit: Any sum from time to time provided to Landlord, to secure the payment and performance of Tenant’s obligations under this Lease. Contemporaneously with the execution of this Lease Tenant shall deliver to Landlord a Security Deposit in the amount of $26,602.50.

Term Commencement Date: See Section 4.1.

Rent Commencement Date: Term Commencement Date.

Expiration Date: The day immediately preceding the third (3rd) anniversary of the Term Commencement Date, provided that if the Term Commencement Date is other than the first day of a calendar month, the Expiration Date shall be the last day of the calendar month in which such anniversary falls, and further provided that such Expiration Date shall be extended if Tenant exercises its Extension Option.

Term: Approximately three (3) years, commencing on the Term Commencement Date and expiring at 11:59 p.m. on the Expiration Date. The Term shall include any extension thereof that is expressly provided for by this Lease and that is effected strictly in accordance with this Lease.

Lease Year: Each successive 365-day period during the Term, commencing on the Term Commencement Date.

Extension Option: Tenant’s right to extend the Term hereof in accordance with Section 4.2.

Extension Term: The extended portion of the Term resulting from Tenant’s exercise of its Extension Option in accordance with Section 4.2.

General Liability Insurance: $1,000,000.00 per occurrence and $2,000,000.00 aggregate (combined single limit) for property damage, bodily injury and death.

Permitted Use: Executive and general office use.

Brokers: Transwestern RBJ and Colliers.

Agents: Officers, directors, members, managers, partners, employees, servants, agents and representatives.

Force Majeure: Collectively and individually, strikes, lockouts or other labor troubles, fire or other casualty, accidents, acts of God, governmental preemption of priorities or other controls in connection with a national or other public emergency, shortages of fuel, supplies or labor, or any other cause, whether similar or dissimilar, beyond the reasonable control of the party required to perform an obligation, excluding financial constraints of such party.

Business Days: All days except Saturdays, Sundays, and other days when federal or state banks in the state in which the Property is located are not open for business.

Normal Business Hours: 8 a.m. to 6 p.m. on all Business Days.

Applicable Law: All laws, rules, regulations, statutes, orders, ordinances, by-laws, permitting and licensing requirements, as amended from time to time, including without limitation, the Americans With Disabilities Act of 1990 (“ADA”) and any applicable state and local regulations regarding architectural access or comparable regulations imposed by any Governmental Authority.

Governmental Authority: All governmental or quasi governmental bodies, agencies, departments, boards, offices, commissions or authorities possessing or claiming jurisdiction with regard to the Tenant or the Property.

1.2 Enumeration of Exhibits. The following Schedules and Exhibits are attached hereto, and are incorporated herein by reference.

Schedule 5.1	Plan of Initial Work

Exhibit A	Plan of Premises

Exhibit A-1	Site Plan of Project

Exhibit A-2	Legal Description of Project

Exhibit B	Operating Expenses

Exhibit C	Rules and Regulations of Building

Exhibit D	Form of Notice of Lease

Exhibit E	Appraiser’s Determination of Fair Market Rent

ARTICLE 2

PREMISES; APPURTENANT RIGHTS AND RESERVATIONS

2.1 Lease of Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises, to have and to hold, for the Term and upon the terms and conditions set forth herein.

2.2 Appurtenant Rights and Landlord Reservations.

(a) Appurtenant Rights.

Subject to the matters set forth in subsection (i) below, Tenant shall have, as appurtenant to the Premises, the non-exclusive right to use, and permit its invitees to use in common with Landlord and others, the following areas (collectively, the “Common Facilities”) (i) public or common lobbies, hallways, stairways, elevators (if any) , Building amenities (including, but not limited to, shared gym/fitness facilities, lounge areas, conference rooms, cafeterias and the like) and common walkways on the Property necessary for access to the Building and the Premises, and if the portion of the Premises on any floor includes less than the entire floor, any corridors required for access to the Premises and any elevator lobby of such floor; and (ii) the access roads, driveways, parking areas (as the same may be designated or modified by Landlord from time to time), loading areas, pedestrian sidewalks, landscaped areas, and other areas or facilities, if any, which are located in or on the Office Park and designated by Landlord from time to time for the non-exclusive use of tenants and other occupants of the Building. Tenant’s employees and invitees shall be entitled to use up to twelve (12) of the parking spaces located at the Project on an unreserved, non-exclusive basis. Landlord shall not be liable to Tenant, and this Lease shall not be affected, if any parking rights of Tenant hereunder are impaired by Applicable Law.

(i) Limitations. Notwithstanding any provision herein to the contrary, Tenant’s rights under this Lease shall always be subject to (a) reservations, restrictions, easements and encumbrances of record as of the date of this Lease, as amended from time to time, so long as the same do not materially and adversely affect Tenant’s use of the Premises contemplated under this Lease (b) such reasonable and uniformly applied rules and regulations from time to time established by Landlord with respect to the Property and/or the Office Park pursuant to Section 6.3(c) (the “Rules and Regulations”), and (c) Landlord’s reservations set forth in subsection (b) below or elsewhere in this Lease.

(b) Landlord Reservations.

Notwithstanding any provision herein to the contrary, Landlord reserves the right to: (i) grant, modify and terminate easements and other encumbrances so long as the same do not materially and adversely interfere with the Permitted Use of the Premises by Tenant, (ii) designate and change from time to time areas and facilities so to be used, (iii) make additions to the Building, (iv) demolish portions of the Building and other improvements on the Land and in the Office Park provided such demolition does not materially adversely affect the Premises or Tenant’s use of the Premises, (v) construct other buildings and improvements at the Property and in the Office Park, (vi) post “For Sale” and “For Lease” signs on the Property and in the Office Park at any time during the Term, and (vii) upon reasonable prior written notice to Tenant in each instance, change the name and street address of the Building. Landlord shall have the right to place in the Premises (provided such installation or placement will not have any material adverse impact on Tenant or Tenant’s use of the Premises) interior storm windows, sun control devices, utility lines, cables and wiring, equipment, stacks, pipes, conduits, ducts and the like. Any such installation (other than interior storm windows or sun control devices) will be behind existing walls, above the hung ceiling or below the finished floor.

Landlord further reserves the right to enter the Premises at all reasonable hours with reasonable advance notice, except in the case of emergency, for the purpose of inspecting the Premises, doing maintenance, making repairs and replacements, reading meters or otherwise exercising its rights or fulfilling its obligations under this Lease, including without limitation, its rights as set forth in Section 9.1 hereof, and Landlord and Landlord’s Managing Agent, upon twenty-four (24) hours advance notice to Tenant, also shall have the right to make access available at all reasonable hours to prospective or existing mortgagees, purchasers and, during the last twelve (12) months of the Term tenants of any part of the Property or prospective tenants of the Premises; provided, however, that Landlord shall use commercially reasonable efforts to avoid undue disturbance of Tenant’s use and occupancy of the Premises in connection with its exercise of any access rights as provided herein .. If Tenant shall not be personally present to open and permit such entry into the Premises, Landlord or Landlord’s Agents shall nevertheless be able to gain such entry by contacting a representative of Tenant, whose name, address and telephone number shall be furnished by Tenant to Landlord within ten (10) days after the Term Commencement Date, and updated from time to time as necessary.

2.3 Access/Security. Tenant shall have access to the Premises at all times, subject to reasonable security precautions from time to time in effect (but Landlord shall not be obligated to provide security for the Building or the Property, or any portion thereof) and subject always to restrictions based on emergency conditions. If and to the extent that Tenant desires to provide security for the Premises or for such persons or their property beyond that which may then be provided by the Landlord for the Building and/or the Property, Tenant shall be responsible at its own expense for so doing, after having first consulted with Landlord and after obtaining Landlord’s consent, which shall not be unreasonably withheld, conditioned or delayed.

ARTICLE 3

BASIC RENT

3.1 Payment.

(a) Tenant agrees to pay the Basic Rent and Additional Rent to Landlord, or as directed by Landlord, commencing on the Rent Commencement Date, without offset, abatement (except as specifically provided herein), deduction or demand. Basic Rent shall be payable in advance in lawful money of the United States in equal monthly installments, on the first day of each and every calendar month during the Term. All payments of Rent shall be sent to Landlord at c/o Anchor Line Partners, LLC, One Post Office Square, 42nd Floor, Boston, Massachusetts 02109, or at such other place as Landlord may from time to time designate by written notice, or, at Tenant’s option, payable by direct wire transfer or ACH to an account specified by Landlord. Simultaneously upon execution of this Lease, Landlord shall provide Tenant with information necessary to have payments of Basic Rent and Additional Rent hereunder paid by direct wire transfer to an account specified by Landlord within a commercially reasonable period of time after receipt by Landlord of written request for such information. In the event that any installment of Basic Rent or any payment of Additional Rent is not paid when due, subject to any applicable grace or cure periods set forth in this Lease, Tenant shall pay to Landlord, in addition to any charges due under Section 19.2(f), an administrative fee equal to five percent (5%) of the overdue amount. Notwithstanding the foregoing, no charges under such Section 19.2(f) or such administrative fee or interest shall be charged with respect to the first such late payment in any period of twelve (12) consecutive calendar months. Landlord and Tenant agree that all amounts due from Tenant under or with respect to this Lease, whether labeled Basic Rent, Additional Rent or otherwise, shall be considered as rental reserved under this Lease for all purposes, including without limitation, regulations promulgated pursuant to the Bankruptcy Code, including without limitation, Section 502(b) thereof.

(b) Basic Rent for any partial month falling within the Term shall be pro-rated on a daily basis, and if the first day on which Tenant must pay Basic Rent shall be other than the first day of a calendar month, the first payment which Tenant shall make to Landlord shall be equal to a proportionate part of the monthly installment of Basic Rent for the partial month from the first day on which Tenant must pay Basic Rent to the last day of the month in which such day occurs, plus the installment of Basic Rent for the succeeding calendar month.

ARTICLE 4

TERM COMMENCEMENT DATE/EXTENSION TERM(S)

4.1 Term Commencement Date. The “Term Commencement Date” shall be:

(a) The day following the Substantial Completion Date, as defined in Section 5.1, provided the Term Commencement Date shall be no earlier than December 1, 2017 and is anticipated to occur on or about December 1, 2017. If Landlord has not caused the Term Commencement Date to occur on or before January 1, 2018, Tenant may by written notice to Landlord terminate this Lease.

4.2 Extension Option. Tenant shall have the option (the “Extension Option”) to extend the Term of this Lease for an additional period of one (1) year, commencing on the day immediately following the originally scheduled Expiration Date and expiring on the first (1st) anniversary of the originally scheduled Expiration Date, with such Extension Option to be exercised by Tenant delivering to Landlord written notice thereof not less than eight (8) months and not more than fifteen (15) months prior to the originally scheduled Expiration Date. Tenant’s right to exercise its Extension Option is conditioned upon (a) no Default of Tenant shall exist as of the date of exercise or the date the Extension Term is to commence, (b) this Lease being in full force and effect, and (c) the originally named Tenant having continuously occupied the entire Premises from the Term Commencement Date through the date of its exercise of such Extension Option and through the date on which the Extension Term is to commence. If Tenant exercises its Extension Option, then the portion of the Term including and preceding the originally scheduled Expiration Date shall be referred to as the “Initial Term,” and the portion of the Term after the originally scheduled Expiration Date shall be referred to as the “Extension Term.” The Extension Term shall be upon all the same terms, covenants and conditions as the Initial Term, except (i) as to Basic Rent, which shall be determined as set forth in Section 1.1, (ii) that Tenant shall have no further extension rights unless otherwise expressly provided herein or hereafter agreed to in writing by Landlord, (iii) Tenant shall be required to maintain the security as described in ARTICLE 18, (iv) Tenant shall not be entitled to any period of “free rent” for the Extension Term, (v) there shall be no landlord contribution for tenant improvements in connection with such Extension Term, and (vi) Landlord shall be under no obligation to perform any improvements to the Premises, unless otherwise agreed to in writing between Landlord and Tenant.

ARTICLE 5

CONDITION OF PREMISES

5.1 Condition of Premises. Prior to delivering the Premises to Tenant, Landlord, at Landlord’s sole cost and expense, shall perform the work described in Schedule 5.1 attached hereto in the Premises (collectively, the “Initial Work”). The date on which the Initial Work has been substantially completed except for minor items of work which can be completed after occupancy of the Premises has been taken by Tenant without material interference with Tenant’s use and occupancy of the Premises (i.e. so-called “punch list” items) and Tenant has been given notice thereof shall be referred to herein as the “Substantial Completion Date”. Landlord shall complete all “punch list” items within a reasonable time after the date of such notice to Tenant, and Tenant shall afford Landlord access to the Premises for such limited purposes. Except for the Initial Work and without in anyway derogating from or limiting the Landlord’s ongoing repair and maintenance obligations under this Lease, the Premises are being leased by Tenant in their condition as of the delivery date, “As Is,” without representation or warranty by Landlord. Landlord shall deliver possession of the Premises to Tenant, broom clean and free of personal property, furnishings and construction debris upon the Substantial Completion Date. Tenant acknowledges that it has inspected the Premises and Common Facilities of the Building and, except for the Initial Work, has found the same satisfactory.

Early Entry. Provided that Tenant does not interfere with Landlord’s performance of the Initial Work, Landlord agrees to allow Tenant to have access to the Premises after the execution hereof and fifteen (15) days prior to the Term Commencement Date for design, space planning, inspection and the like and for installation of its telecommunications equipment and to install its fixtures. Prior to any entry onto the Premises, Tenant shall deliver to Landlord certificates of insurance evidencing the coverages required herein.

ARTICLE 6

USE OF PREMISES

6.1 Permitted Use. Tenant agrees that the Premises shall be used and occupied by Tenant only for Permitted Uses and for no other use without Landlord’s prior express written consent.

Tenant agrees and acknowledges that Landlord has made no representations or warranties to Tenant with respect to the whether or not Tenant’s use of the Premises for the Permitted Use is authorized under Applicable Law as of the Date of this Lease, including without limitation, all zoning laws in effect in the town/city in which the Property is located.

6.2 Signage. Except as otherwise provided herein, Tenant will not place on the exterior of the Premises (including both interior and exterior surfaces of doors and interior surfaces of windows) or on any part of the Building outside the Premises or any portion of the Premises visible from outside the Premises, any sign, symbol, advertisement or the like visible to public view outside of the Premises. Landlord will not withhold consent for any signs and lettering to the entry doors to the Premises, provided that such signs or lettering comply with applicable law and conform to any reasonable sign standards of Landlord, and provided that Tenant has submitted to Landlord a plan or sketch in reasonable detail (showing, without limitation, size, color, location, materials and method of affixation) of the sign to be placed on such entry doors. Notwithstanding the foregoing, Landlord, at its sole cost and expense, shall (a) provide Building standard signage for Tenant on the entry door to the Premises and (b) identify Tenant and its location on all building directories and on any future signage initiatives at the Property which identify similar sized tenants of the Property.

6.3 Other Requirements. Tenant agrees to conform to the following provisions during the Term of this Lease:

(a) Tenant shall not perform any act or carry on any practice which may injure the Premises, or any other part of the Building or the Property;

(b) Tenant shall, in its use of the Premises, comply with Applicable Law;

(c) Tenant shall abide by the Rules and Regulations from time to time established by Landlord. In the event that there shall be a conflict between such Rules and Regulations and the provisions of this Lease, the provisions of this Lease shall control. The Rules and Regulations currently in effect are set forth in Exhibit C; and

(d) Tenant shall not abandon the Premises.

6.4 Extra Hazardous Use. Tenant covenants and agrees that Tenant will not do or permit anything to be done in or upon the Premises, or bring in anything or keep anything therein, which shall increase the rate paid by Landlord for property or liability insurance carried by Landlord on the Premises or the Property above the standard rate applicable to Premises being occupied for the Permitted Use. If the premium or rates payable with respect to any policy or policies of insurance purchased by Landlord or Landlord’s Managing Agent with respect to the Property increases as a result of any act or activity on or use of the Premises during the Term or payment by the insurer of any claim arising from any act or neglect of Tenant, or Tenant’s Agents, independent contractors or invitees, Tenant shall pay such increase, from time to time, within fifteen (15) days after written demand therefor by Landlord, as Additional Rent.

6.5 Hazardous Materials.

(a) As used herein each of the following terms shall have the meaning ascribed thereto:

(i) “Hazardous Materials” shall mean each and every element, compound, chemical, mixture, contaminant, pollutant, material, waste or other substance which is defined, determined or identified as hazardous or toxic under any Environmental Law, including, without limitation, an “oil,” “hazardous waste,” “hazardous substance,” or “chemical substance or mixture,” as the foregoing terms (in quotations) are defined in Environmental Laws, as defined below.

(ii) “Environmental Law” shall mean any federal, state and/or local statute, ordinance, bylaw, code, rule and/or regulation now or hereafter enacted, pertaining to any aspect of the environment or human health, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §6901 et seq., the Toxic Substances Control Act, 15 U.S.C. §2061 et seq., the Federal Clean Water Act, 33 U.S.C. §1251, and the Federal Clean Air Act, 42 U.S.C. §7401 et seq., and all environmental laws of the state in which the Property is located, including without limitation, Chapter 21C, Chapter 21D, and Chapter 21E of the General Laws of Massachusetts and the regulations promulgated by the Massachusetts Department of Environmental Protection,

(iii) “Environmental Condition” shall mean any disposal, release or threat of release of Hazardous Materials on, from or about the Premises, the Building or the Property or storage of Hazardous Materials on, from or about the Premises, the Building or the Property.

(b) Tenant may use chemicals such as adhesives, lubricants, ink, solvents and cleaning fluids of the kind and in amounts and in the manner customarily found and used in business offices in order to conduct its business at the Premises and to maintain and operate the business machines located in the Premises. Tenant shall not, without Landlord’s prior written consent, which Landlord may withhold or condition in Landlord’s sole discretion, allow, use, store, handle, treat, transport, release or dispose of any other Hazardous Materials on or about the Premises or the Property except as aforesaid. Any handling, treatment, transportation, storage, disposal or use of Hazardous Materials by Tenant in or about the Premises or the Property and Tenant’s use of the Premises shall comply with all applicable Environmental Laws. Tenant shall give written notice to Landlord as soon as reasonably practicable of (i) any communication received by Tenant from any governmental authority concerning Hazardous Materials which relates to the Premises, the Building or the Property, and (ii) any Environmental Condition of which Tenant is aware.

(c) Subject to applicable waivers of claims and rights of subrogation set forth in this Lease and except for matters arising from the negligence or willful misconduct of Landlord or Landlord’s Agents, Tenant shall indemnify, defend upon demand, and hold Landlord harmless from and against, any liabilities, losses, claims, damages, interest, penalties, fines, reasonable Attorneys’ Fees (as defined below), experts’ fees, court costs, remediation costs, and other expenses which result from the use, storage, handling, treatment, transportation, release, threat of release or disposal of Hazardous Materials in or about the Premises or the Property by Tenant or Tenant’s Agents, independent contractors or invitees either prior to, during or after the Term of this Lease. As used in this Lease, the term “Attorneys’ Fees” means reasonable attorneys’, paralegals, consulting and witness’ fees and disbursements, (including without limitation, for attendance at hearings, depositions, and trials) and related reasonable expenses, including, without limitation, for lodging, meals, and transportation, together with all such reasonable costs and expenses incurred in connection with appellate proceedings. Notwithstanding the foregoing, Tenant shall not be responsible for or have any liability (by way of indemnification or otherwise) for any Hazardous Materials existing at, in, on or under the Premises or the Property as of the Term Commencement Date or were placed or released in, on or under the Premises other than by the act or omission of Tenant or Tenant’s Agents, independent contractors or invitees.

The provisions of this Section 6.5 shall survive the expiration or earlier termination of the Term of this Lease, regardless of the cause of such expiration or termination.

ARTICLE 7

INSTALLATIONS AND ALTERATIONS BY TENANT

7.1 General. Tenant shall make no alterations, additions (including, for the purposes hereof, wall-to-wall carpeting), or improvements, including without limitation, Tenant’s Exclusive Facilities (as defined below) (collectively, “Alterations”) in or to the Premises (including without limitation, any Alterations necessary for Tenant’s initial occupancy of the Premises) without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed with respect to Alterations that do not affect or involve the Structure (as defined below) of the Building, the Building’s heating, ventilating, and air-conditioning (“HVAC”), life safety, electrical, plumbing, mechanical or utility systems or any other Building systems (collectively, the “Building Systems”) or any Common Facilities or other area outside of the Premises. Any Alterations shall be performed and maintained in accordance with the Rules and Regulations and with plans and specifications meeting the requirements set forth in the Rules and Regulations and approved in advance by Landlord. Notwithstanding the foregoing, Tenant shall have the right to make Alterations without Landlord’s approval so long as the same (1) do not affect the Structure or the roof, window frames, outside walls, or building systems of the Building, (2) do not have an aggregate cost of more than $15,000 in any one (1) year and (3) do not require a building permit. In addition to the foregoing, Landlord hereby agrees that Tenant shall have the right, without need to obtain further approval from Landlord beyond this provision, at Tenant’s sole cost and expense to hire an electrician licensed in the Commonwealth of Massachusetts and carrying insurance set forth in Attachment II to Exhibit C to relocate electrical outlets, install cubicle power whips and audio/visual equipment, including reinforced wall supports, and to install voice/data network cabling, server/telephone equipment racks, a card reader access/security system and Building standard locks within the Premises at any time during the fifteen (15) day Early Entry period as defined in Article 5 above or during the Term of this Lease, such work to be performed in accordance with the requirements of Section 7.2 hereof.

7.2 Requirements for Alterations. All Alterations performed by or on behalf of Tenant or Tenant’s Agents or contractors shall (i) be performed in a good and workmanlike manner and in compliance with all Applicable Law, including the requirement that Tenant obtain any and all permits and approvals required of the applicable government authorities, (ii) be made at Tenant’s sole cost and expense, (iii) become part of the Premises and the property of Landlord (unless at the time of Landlord’s approval of such Alterations, Landlord elects in writing to require Tenant to remove the same upon Tenant’s surrender of the Premises) except for Tenant’s Removable Property, as defined in Section 7.3 below, and (iv) be coordinated with any work being performed by Landlord in such a manner as not to damage the Building or interfere with the construction or operation of the Building in an unreasonable manner. If any Alterations performed by or on behalf of Tenant, Tenant’s Agents or contractors shall involve the removal of fixtures, equipment or other property in the Premises which are not Tenant’s Removable Property, such fixtures, equipment or other property shall be promptly replaced by Tenant at its expense with new fixtures, equipment or other property of like utility and of at least equal quality.

7.3 Tenant’s Removable Property. All articles of personal property and all business fixtures, machinery and equipment and furniture owned or installed by Tenant solely at its expense in the Premises (“Tenant’s Removable Property”) shall remain the property of Tenant and may be removed by Tenant at any time prior to the expiration or earlier termination of the Term, provided that Tenant, at its expense, shall repair any damage to the Property caused by such removal.

7.4 Liability; Mechanics’ Liens. Notice is hereby given, and Landlord and Tenant hereby agree, that , except with respect to the Initial Work and any Alterations performed by Landlord or Landlord’s Agents, Landlord shall not be liable for any labor or materials (or the cost therefor) furnished or to be furnished to Tenant upon credit, and that no mechanic’s or other lien for any such labor or materials shall attach to or affect the reversion or other estate or interest of Landlord in and to the Property or any portion thereof. To the maximum extent permitted by law, before such time as any contractor commences to perform Alterations, Tenant shall obtain from such contractor (and any subcontractors), and shall furnish to Landlord, a written statement acknowledging the provisions set forth in the immediately preceding sentence and, at Landlord’s written request, Tenant shall, before commencing any Alterations which require Landlord consent, secure additional assurances reasonably satisfactory to Landlord in its reasonable discretion protecting Landlord against claims arising out of the furnishing of labor and materials for such Alterations. Tenant agrees to pay promptly when due the entire cost of any Alterations, and not to cause or permit any liens for labor or materials performed or furnished in connection therewith to attach to all or any part of the Property and to immediately discharge any such liens which may so attach. If, notwithstanding the foregoing, any lien is filed against all or any part of the Property for Alterations claimed to have been done for, or materials claimed to have been furnished to, Tenant or Tenant’s Agents or independent contractors, Tenant, at its sole cost and expense, shall cause such lien to be dissolved within thirty (30) days after receipt of notice that such lien has been filed, by the payment thereof or by the filing of a bond sufficient to accomplish the foregoing and shall deliver to Landlord evidence thereof within three (3) days of such dissolution. If Tenant fails to discharge any such lien, Landlord may, at its option, discharge such lien and treat the cost thereof (including Attorneys’ Fees incurred in connection therewith) as Additional Rent payable by Tenant upon demand, it being expressly agreed that such discharge by Landlord shall not be deemed to waive or release a Default of Tenant in not discharging such lien. Notwithstanding any provision contained herein to the contrary, it is expressly agreed that it shall not be deemed a Default of Tenant under this Lease if any such lien is filed against all or any party of the Property for Alterations claimed to have been done for, or material claimed to have been furnished to, Tenant or Tenant’s Agents or independent contractors, provided that Tenant shall bond off or discharge such lien in strict accordance with this Section 7.4. Except with respect to the Initial Work and any Alterations performed by Landlord or Landlord’s Agents, Tenant shall indemnify and hold Landlord harmless from and against any and all expenses, liens, claims, liabilities and damages based on or arising, directly or indirectly, by reason of the making of any Alterations, which obligation shall survive the expiration or earlier termination of this Lease.

7.5 Harmonious Labor. In the course of any work being performed by Tenant (including without limitation, the “field installation” of any Tenant’s Removable Property), Tenant agrees to use labor compatible with that being employed by Landlord for work in the Building or on the Property or other buildings owned by Landlord or its affiliates (which term, for purposes hereof, shall include, without limitation, entities which control or are under common control with or are controlled by Landlord or, if Landlord is a partnership or limited liability company, by any partner or member of Landlord) and not to employ or permit the use of any labor or otherwise take any action which might result in a labor dispute involving personnel providing services in the Building or on the Property pursuant to arrangements made by Landlord.

ARTICLE 8

ASSIGNMENT AND SUBLETTING

8.1 Prohibition. Tenant covenants and agrees that neither this Lease nor the estate hereby granted, nor any interest herein or therein, will be assigned (collaterally, conditionally or otherwise), mortgaged, pledged, encumbered or otherwise transferred, whether voluntarily, involuntarily, by operation of law or otherwise, and that neither the Premises nor the Property, nor any part thereof, will be encumbered in any manner by reason of any act or omission on the part of Tenant, or be sublet (which term, without limitation, shall include granting of concessions, licenses, use and occupancy agreements and the like) in whole or in part, or be offered or advertised for assignment or sublease by Tenant or any person acting on behalf of Tenant, without in each case, the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Tenant further agrees that notwithstanding any assignment or sublet of any or all of Tenant’s interest in this Lease (irrespective of whether or not Landlord’s consent is required therefor), Tenant shall remain fully and primarily liable for the payment and performance of its obligations hereunder, and in the case of assignment such liability shall be joint and several with such assignee or assignees from time to time. Any consent by Landlord to a particular assignment, sublease or occupancy or other act, from time to time, for which Landlord’s consent is required pursuant to this ARTICLE 8, and any provision of this Lease which permits an assignment, sublease or occupancy or other act without Landlord’s consent shall not in any way diminish the prohibition stated in this Section 8.1 as to any such further assignment, sublease or occupancy or other act or the continuing liability of the original named Tenant or of any assignee from time to time.

8.2 Additional Events Deemed to be Assignment/Sublet. Without limiting the foregoing, each of the following events shall, for all purposes hereof, be deemed to be an assignment/sublet of this Lease and shall be subject to the provisions of this ARTICLE 8: (i) Tenant entering into any agreement which purports to relieve Tenant from the obligation to pay, or pursuant to which a third party agrees to pay on Tenant’s behalf or to Tenant, all or any portion of the Rent under this Lease; (ii) Tenant entering into any agreement pursuant to which a third party undertakes or is granted by or on behalf of Tenant the right to assign or attempt to assign this Lease or to sublet or attempt to sublet all or any portion of the Premises; (iii) the transfer (by one or more transfers) of a controlling portion of or interest in (meaning more than fifty percent (50%)) of the voting rights or stock or partnership or membership interests or other evidences of equity interests of Tenant; provided, however, that the transfer of equity interests in Tenant on a nationally recognized public stock exchange shall not be deemed an assignment within the meaning of this ARTICLE 8.

Notwithstanding any other provision of this Lease to the contrary, either (1) a merger or consolidation of Tenant with another entity, (2) the assignment of this Lease or a sublease of a portion of the Premises to a subsidiary or Affiliate (as defined below) of Tenant, or (3) a transaction with a corporation to which substantially all of Tenant’s assets are transferred, shall all be deemed an assignment of this Lease or a sublease of a portion of the Premises, as the case may be, Landlord’s consent shall not be required therefor so long as the surviving entity pursuant to any merger or consolidation, any such subsidiary or controlling corporation, or any corporation to which substantially all such assets are transferred executes an assignment and assumption agreement or a sublease agreement with Tenant, as the case may be, and such agreement contains an assumption by such party of all of the obligations of Tenant hereunder with respect to such assignment or sublease, as the case may be, including without limitation, the obligation to pay the Rent and other amounts provided for under this Lease in case of an assignment, and a copy of such agreement is delivered to Landlord within ten (10) days of such transaction. By entering into such agreement, such party shall be deemed to have also agreed to confirm such obligations in writing to Landlord and any Holders (as defined below). For the purposes hereof, an “Affiliate” of Tenant shall mean any entity which (v) controls, is controlled by or is under common control with Tenant, (w) results from a merger or consolidation with Tenant, (x) acquires the business being conducted on the Premises by Tenant, (y) has entered into a management contract with Tenant, or (z) has at least a fifty one (51%) ownership interest in Tenant.

8.3 Provisions Void Upon Assignment/Sublet. Upon any assignment, sublease or other transfer requiring Landlord’s consent pursuant to this ARTICLE 8, the following provisions, to the extent contained in this Lease, shall be null and void: (i) any rights or options of Tenant to expand the Premises or to extend or reduce the duration of the Term; and (ii) any rights or options to lease additional space in the Building or to reduce the size of the Premises.

Notwithstanding any provision herein to the contrary, Tenant shall not assign, sublet or otherwise transfer any of its interest or rights hereunder to any other tenant in the Building (if Landlord has comparable space on comparable terms available for lease), without the prior written consent of Landlord in its sole discretion.

8.4 Provisions Incorporated Into Sublease. Any sublease of all or a portion of the Premises shall be deemed to include the following provisions (notwithstanding any provision of the sublease to the contrary) and such provisions shall be deemed included in any Landlord consent agreement: (i) the term of the sublease must end no later than one day before the last day of the Term of this Lease; (ii) no sublease shall be valid, and no sublessee shall take possession of all or any part of the Premises until a fully executed counterpart of such sublease has been delivered to Landlord; (iii) such sublease is subject and subordinate to this Lease and the provisions hereof; and (iv) in the event of termination of this Lease for any reason or reentry or repossession of the Premises by Landlord, Landlord may, in its sole discretion and option, take over and assume all of the right, title and interest of Tenant, as sublessor under such sublease, whereupon, from and after notice thereof given by Landlord to such sublessee, such sublessee shall attorn to Landlord and pay rent and perform all obligations of such sublessee under such sublease for the full term of such sublease directly to Landlord, such sublease, from and after such notice, constituting a direct lease between Landlord and such sublessee; provided, however, that Landlord shall not (A) be liable for any previous act or omission of Tenant under such sublease; (B) be subject to any credit, claim, defense or offset previously accrued in favor of such sublessee against Tenant; (C) be bound by any previous modification of such sublease made without Landlord’s prior written consent or by any previous prepayment of more than one (1) month’s rent; or (D) be required to account for, or be responsible for, any security deposit not actually delivered to Landlord, and then, only to the extent not previously applied to amounts due. If a Default of Tenant occurs and Landlord elects to take over all of the right, title and interest of Tenant as sublessor under such sublease and to cause such sublessee to attorn to Landlord, all as provided above, then for the purposes of the foregoing provisions of this ARTICLE 8 only, by execution of a sublease, each such subtenant shall be deemed to have agreed that such subtenant and Landlord shall be in privity of contract with each other.

8.5 Collection of Rent. If Tenant assigns its interest under this Lease, or sublets or allows occupancy of the Premises or any part thereof by any party other than Tenant, whether or not in violation of the terms and conditions of this ARTICLE 8, Landlord may, at any time and from time to time, collect rent and other charges from the assignee, sublessee or occupant, and apply the net amount collected to the Rent and other charges herein reserved, but no such assignment, sublease, occupancy, collection or modification of any provisions of this Lease shall be deemed a waiver of this covenant, or the acceptance of the assignee, sublessee or occupant as a tenant or a release of Tenant from the payment and further performance of obligations on the part of Tenant to be performed hereunder.

8.6 Excess Payments. If Tenant assigns its interest under this Lease or sublets or otherwise permits occupancy of the Premises or any portion thereof, Tenant shall pay to Landlord, as Additional Rent fifty percent (50%) of all Profits (as defined below). As used herein, the term “Profits” means the amount, if any, by which (a) all compensation received by Tenant as a result of such assignment or sublease, or other occupancy, net of reasonable expenses actually incurred by Tenant in connection with such assignment or sublease or other occupancy exceeds (b) in the case of an assignment, the Rent under this Lease, and in the case of a sublease or other occupancy, the portion of the Rent allocable to the portion of the Premises subject to such subletting or other occupancy. Tenant shall have the right to fully recover its reasonable expenses of any assignment or sublease from such excess compensation prior to making any payments to the Landlord. All payments due pursuant to this Section 8.6 shall be made on a monthly basis concurrently with Tenant’s payment of Basic Rent hereunder. Landlord shall have the right once during each six (6) calendar month period, at Landlord’s sole cost and expense, upon five (5) days prior written notice to Tenant, to audit Tenant’s books and records with respect to such excess payments. Notwithstanding the foregoing, the provisions of this Section 8.6 shall impose no obligation on Landlord to consent to any assignment/subletting/occupancy with respect to this Lease.

8.7 Payment of Landlord’s Costs. Tenant shall reimburse Landlord on demand, as Additional Rent, for any out-of-pocket costs (including reasonable Attorneys’ Fees and expenses, not to exceed $1,500) incurred by Landlord in connection with each actual or proposed assignment, sublease, occupancy agreement, or other act described in Section 8.1 or Section 8.2 or other request for approval or execution of any document whatsoever whether or not consummated, including without limitation, the costs of making investigations as to the acceptability of a proposed assignee, sublessee or occupant.

8.8 Conditions to Effectiveness of Assignment/Sublet. Any assignment, sublease or occupancy agreement shall not be valid or binding on Landlord and no assignee, sublessee or occupant shall take possession of all or any portion of the Premises unless and until (i) Tenant, Landlord and the assignee, sublessee, or occupant have each executed a consent agreement, in form and substance reasonably satisfactory to Landlord (which consent agreement shall provide, among other things, that said assignee, sublessee or occupant agrees to be independently bound by and upon all of the covenants, agreements, terms, provisions and conditions set forth in this Lease on the part of Tenant to be kept and performed, except in the event of a sublease of only a portion of the Premises, in which case such obligations shall only apply to the portion being sublet, and shall otherwise comply with this ARTICLE 8), (ii) Tenant has delivered to Landlord a fully executed counterpart of such assignment, sublease or occupancy agreement acceptable to Landlord, together with a final schedule of expected Profits and a final schedule of expected Amortized Costs, (iii) Tenant has paid to Landlord any sums required pursuant to Section 8.7 hereof, and (iv) Tenant has delivered to Landlord evidence (in the form of a certificate of insurance using Acord 27 or equivalent) of compliance by the assignee/sublessee with the insurance provisions of this Lease.

ARTICLE 9

MAINTENANCE, REPAIRS AND REPLACEMENTS

9.1 Landlord’s Obligations. Except as otherwise provided in this Lease, Landlord agrees to keep in good order, condition and repair, and in a manner at least consistent with other comparable office buildings in the Waltham area, the roof, Structure (as defined below), the exterior walls of the Building (including exterior window units and glass and exterior doors and related glass) and all Building Systems. As used herein, “Structure” means the load bearing portions of the walls, columns, beams, concrete slab, footings, and structural beams of the roof, in each case as necessary to preserve the load bearing capacity thereof. Landlord also agrees, to the extent practicable, and in a manner at least consistent with other comparable office buildings in the Waltham area, to (a) keep and maintain all Common Facilities in a good and clean order, condition and repair, (b) keep all access roads, driveways, pedestrian walkways, and parking areas on the Property reasonably free of snow and ice and free of accumulation of dirt and rubbish, and (c) keep and maintain all landscaped areas on the Property in a neat and orderly condition. Notwithstanding the foregoing, Landlord shall have no obligation to maintain, repair or replace (i) Tenant’s Alterations, (ii) Tenant’s Removable Property (iii) the Initial Work, (iv) any equipment located within the Premises or located elsewhere on the Property and in either case serving the Premises exclusively, or (v) any supplemental equipment installed by Tenant or at Tenant’s request or as a result of Tenant’s requirements in excess of building standard design criteria (collectively, “Tenant’s Exclusive Facilities”).

Landlord reserves the right, exercisable by itself or its employees, agents or contractors, at any time and from time to time without the same constituting an actual or constructive eviction and without incurring any liability to Tenant therefor or otherwise affecting Tenant’s obligations under this Lease, and, except in the event of an emergency, upon prior written notice to Tenant, to make such changes, alterations, additions, improvements, repairs or replacements in or to the Building (including the Premises) and the fixtures and equipment of the Building, as well as in or to the street entrances, halls, passages, elevators, and stairways of the Building, as it may reasonably deem necessary or desirable, and to change the arrangement and/or location of entrances or passageways, doors and doorways, corridors, elevators, stairs, toilets, or other public parts of the Building; provided, however, that there be no unreasonable obstruction of the right of access to, or material interference with the use and enjoyment of, the Premises by Tenant, except temporarily during construction or other work. Landlord shall perform such activities in a manner which minimizes disruption of the business operations conducted within the Premises, except that Landlord shall not be obligated to employ labor at so-called “overtime” or other premium pay rates. Nothing contained in this ARTICLE 9 shall be deemed to relieve Tenant of any duty, obligation or liability of Tenant with respect to making or causing to be made any repair, replacement or improvement or complying with any law, order or requirement of any Governmental Authority, to the extent that the subject matter of such compliance relates solely to Tenant or Tenant’s particular use of the Premises (other than business offices). Neither the Lease, nor any use by Tenant, shall give Tenant any right or easement for the use of any door or any passage or any concourse connecting with any other building or to any public convenience, and the use of such doors, passages, concourses and such other conveniences may be regulated or discontinued at any time and from time to time by Landlord without notice to Tenant and without affecting the obligations of Tenant hereunder and without Landlord incurring any liability to Tenant therefor.

Landlord shall not be responsible to make any improvements or repairs to the Building other than as expressly provided in this Section 9.1, unless expressly provided otherwise in this Lease. Notwithstanding any provision herein to the contrary, Landlord shall in no event be responsible for (i) the repair of glass in the Premises, the doors (or related glass and finish work) leading to the Premises, or (ii) the repair of any damage to the Premises, the Building or the Property to the extent caused by any act or neglect of Tenant or any of Tenant’s Agents, invitees or independent contractors.

Landlord shall never be liable for any failure to perform any of its maintenance, repair or replacement obligations under this Lease unless Tenant has given notice to Landlord of the need to perform the same, and Landlord fails to commence to perform the same within a reasonable time thereafter, or fails to proceed with reasonable diligence to complete such performance, in accordance with Section 19.7 of this Lease.

9.2 Tenant’s Obligations.

(a) Except to the extent specifically required of Landlord under Section 9.1, Tenant will keep the Premises (including without limitation, any Alterations thereto) and the Tenant’s Exclusive Facilities and every part thereof neat, clean and sanitary, and will keep its trash free of rodents and vermin and suitably store same at Tenant’s sole cost in the Premises or at other locations in the Building or on the Property designated by Landlord, and in receptacles approved by Landlord, from time to time, and will maintain the Premises (including without limitation, any interior glass and Tenant’s Exclusive Facilities) in good order, condition and repair, excepting only reasonable wear and tear of the Premises, and damage by fire or other casualty or as a consequence of the exercise of the power of eminent domain; and Tenant shall surrender the Premises and the Tenant’s Exclusive Facilities (with the exception of Tenant’s Removable Property) to Landlord, upon the expiration or earlier termination of the Term, in such condition. Without limitation, Tenant shall, at Tenant’s expense, comply with, and cause the Premises and the Tenant’s Exclusive Facilities to comply with all Applicable Law and the standards recommended by the local Board of Fire Underwriters applicable to Tenant’s use and occupancy of the Premises, and shall, at Tenant’s expense, timely obtain all permits, licenses and the like required thereby. Notwithstanding the foregoing, (a) Landlord shall deliver the Premises to Tenant on the Term Commencement Date in compliance with the ADA for general office use and (b) Landlord shall be responsible for maintain the Common Areas in compliance with the ADA. Subject to Section 13.4, regarding waiver of subrogation, Tenant shall be responsible for the cost of repairs and replacements which may be made necessary by reason of damage to the Building caused by any act or neglect of Tenant, or its Agents, invitees or independent contractors (including any damage by fire or other casualty arising therefrom).

(b) [Omitted]

(c) If Tenant is required to repair, replace or maintain any portion of the Building pursuant to the provisions of this Lease, and Tenant fails to commence to perform such act within ten (10) days’ after Landlord’s written notice, or fails to complete such act so commenced within thirty (30) days of said notice (except that no notice shall be required in the event of an emergency), Landlord may perform such act (but shall not be required to do so), and the provisions of Section 19.2(f) (“Remedying Defaults”) shall be applicable to the costs thereof. Landlord shall not be responsible to Tenant for any loss or damage whatsoever that may accrue to Tenant’s stock or business or property by reason of Landlord’s performing such acts.

ARTICLE 10

UTILITIES AND OTHER SERVICES

10.1 Heating, Ventilation and Air-Conditioning. Landlord shall, during Normal Business Hours, furnish heating and cooling as normal seasonal changes may require to provide reasonably comfortable space temperature and ventilation for occupants of the Premises under normal business operation and an electrical load not exceeding the building standard of watts per square foot of rentable area as adjusted by Landlord from time to time. If Tenant shall require air conditioning, heating or ventilation outside the hours and days above specified, Landlord may, at its option furnish such service and Tenant shall pay therefor such charges as may from time to time be in effect for the Building upon demand as Additional Rent. In the event Tenant introduces into the Building personnel or equipment which overloads the capacity of any Building System or in any other way interferes with the Building System’s ability to perform adequately its proper functions, supplementary systems may, if and as needed, at Landlord’s option, be provided by Landlord, and the cost of such supplementary systems shall be payable by Tenant to Landlord upon demand as Additional Rent.

10.2 Utilities.

(a) General. Tenant and not Landlord shall be responsible for furnishing all telephone, internet, cable and other utility services (other than electrical, HVAC, water and sewer services) to the Premises. All such services furnished by Tenant shall be separately metered and Tenant shall pay all charges for all utility services furnished by Tenant directly to the utility provider. Notwithstanding the foregoing, electrical service for the Premises shall be governed by the provisions of subsection (b) below.

(b) Electricity.

(i) Arrangement/Metering.

Landlord shall furnish electricity to the Premises using Landlord’s existing wires, risers, conduits and other electrical equipment, and Tenant agrees that its demand requirements shall not exceed in voltage, rated capacity or overall load that which is standard for the Building and will not exceed the maximum from time to time permitted under Applicable Law, and to repair at Tenant’s sole cost any damage caused to the electrical system caused by Tenant’s failure to observe this requirement. As payment for such electricity, Tenant shall remit to Landlord as Additional Rent on a monthly basis together with Basic Rent Five Hundred Ninety One and 17/100 Dollars ($591.17). Landlord hereby represents to Tenant that Landlord’s existing wires, risers, conduits and other electrical equipment are sufficient to support the use of the Premises for customary business office purposes.

(c) Capacity. Tenant warrants and represents to Landlord that its electrical demand requirement shall not exceed in voltage, rated capacity or overall load that which is standard for the Building’s electrical system, which Landlord warrants to be sufficient to support the use of the Premises for customary business office purposes. Tenant’s use of electrical energy in the Premises shall not at any time exceed the maximum capacity permitted from time to time under Applicable Law or the capacity of any of the electrical conductors and equipment in or otherwise serving the Premises and Tenant shall repair any damage caused by Tenant’s failure to observe such requirements. Any additional feeders or risers necessary to supply electricity to the Premises in addition to those originally installed and all other equipment proper and necessary in connection with such feeders or risers, shall be installed by Tenant at its sole cost and expense, provided that such additional feeders and risers and other equipment are permissible under Applicable Law and insurance regulations and the installation of such feeders or risers will not cause permanent damage or injury to the Building or cause or create a dangerous condition or unreasonably interfere with other tenants of the Building. Tenant agrees that it will not make any material alteration or material addition to the electrical equipment and/or appliances in the Premises without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Landlord hereby agrees that Tenant shall have the right, without need to obtain further approval from Landlord, to make the alterations to the electrical equipment within the Premises at any time during the Term of this Lease or any early occupancy permitted hereunder, to the extent otherwise permitted by the terms of this Lease.

(d) No Landlord Liability. Landlord shall not be liable in any way to Tenant for any failure or defect in the supply or character of electrical energy furnished to the Premises by reason of any requirement, act or omission of the public or other utility serving the Building with electricity unless due to the act or omission of Landlord or Landlord’s Agents or independent contractors. Landlord shall not be liable or responsible to Tenant for any loss, damage or expense that Tenant may sustain or incur if the quantity, character or supply of electrical energy is changed or is no longer available or suitable for Tenant’s requirements. This Section 10.2(d) is subject to the terms of Section 10.4 below.

(e) Limitation on Equipment. In order to assure that the capacity of the electrical system of the Building is not exceeded and to avert possible damage thereto, Tenant shall not, without Landlord’s prior consent, which consent shall not be unreasonably withheld, conditioned or delayed, connect any fixtures, appliances or equipment to the Building’s electric distribution system other than personal computers, including but not limited to standard desktop computers and laptop computers, facsimile transceivers, typewriters, pencil sharpeners, adding machines, word and data processors, clocks, radios, hand-held or desk top calculators, dictaphones, printers, scanners, copiers, coffee makers, refrigerators, freezers, dishwashers, microwave ovens, toaster ovens and other similar food preparation appliances for kitchen use ancillary to general office use, and other similar small electrical equipment normally found in business offices and not drawing more than the building standard, as adjusted by Landlord from time to time.

(f) Electrical Survey.

From time to time during the Term of this Lease, Landlord shall have the right: (i) to have an electrical consultant selected by Landlord make a survey of Tenant’s electric usage, the result of which survey shall be conclusively binding upon Landlord and Tenant; and (ii) to install a check-meter at the Premises and confirm the Tenant’s actual electrical usage. In the event that such survey shows that Tenant has exceeded the limits set forth in subsection (e) above or such check-meter indicates that the electricity actually being consumed by Tenant exceeds the cost set forth in subsection (b) herein, then, in addition to any other rights Landlord may have hereunder,

Tenant shall, upon demand, reimburse Landlord for (i) the cost of such survey, and (ii) the cost of such check-meter and the cost of the additional electricity shown by the same as being consumed in excess of the costs set forth in subsection (b) herein. Landlord shall use commercially reasonable good faith judgment with regard to the conduct of any such electrical survey and/ or the installation of any additional electrical meter.

10.3 Other Services. Landlord shall also provide the following services:

(a) Passenger elevator service via the existing passenger elevator system in the Building in common with Landlord and others entitled thereto.

(b) Water (at temperatures supplied by the city or town in which the Property is located) for lavatory, drinking, cleaning, fire protection and customary office user purposes and such sewer service as is available from such city or town. If Tenant uses water for any purpose other than for ordinary lavatory, drinking, cleaning, fire protection, and customary office user purposes, Landlord may assess a reasonable charge for the additional water so used, or install a water meter to measure Tenant’s water consumption. In the latter event, Tenant shall pay the cost of the meter and the cost of installation thereof as Additional Rent upon demand and shall keep such meter and installation equipment in good working order and repair, and Landlord shall have access to the Premises, from time to time, to reach such meter. Landlord shall use commercially reasonable good faith judgment with regard to assessment of any such additional charges and/ or the installation of any additional water meter. Tenant agrees to pay for water consumed, as shown on such meter, together with the sewer charge based on such meter charges, as and when bills are rendered, and in the event Tenant fails timely to make any such payment, Landlord may, at its option, pay such charges and collect the same from Tenant upon demand as Additional Rent.

(c) Cleaning and janitorial services to the Premises, provided the same are kept in order by Tenant, substantially in accordance with the cleaning standards from time to time in effect for the Building.

10.4 Interruption of Service. Landlord reserves the right to curtail, suspend, interrupt and/or stop the supply and/or flow of water, sewage, electrical current, cleaning, and other services, and to curtail, suspend, interrupt and/or stop use of entrances and/or lobbies serving as access to the Building, or other portions of the Property, without thereby incurring any liability to Tenant, when necessary or advisable, in Landlord’s commercially reasonable judgment, by reason of accident or emergency, or for repairs, alterations, replacements or improvements necessary or advisable, in Landlord’s commercially reasonable judgment, or when prevented from supplying such services or use due to any act or neglect of Tenant or Tenant’s Agents, invitees or independent contractors or any person claiming by, through or under Tenant or by Force Majeure. No diminution or abatement of Basic Rent or Additional Rent, nor any direct, indirect or consequential damages shall be claimed by Tenant as a result of, nor shall this Lease or any of the obligations of Tenant hereunder be affected or reduced by reason of, any such interruption, curtailment, suspension or stoppage in the furnishing of the foregoing services or use, irrespective of the cause thereof. Landlord shall use commercially reasonable efforts to minimize interruption of Tenant’s business. Failure or omission on the part of Landlord to furnish any of the foregoing services or use as provided in this ARTICLE 9 shall not be construed as an eviction of Tenant, actual or constructive, nor entitle Tenant to an abatement of Basic Rent or Additional Rent, nor render the Landlord liable in damages, nor release Tenant from prompt fulfillment of any of its covenants under this Lease.

Notwithstanding the foregoing, if the Premises are rendered Untenantable (as defined below), the obligation of the Tenant to pay Basic Rent and Additional Rent hereunder shall be abated in proportion to the portion of the Premises so rendered Untenantable from the date on which such Untenantability commences until the date immediately following the day on which such Untenantability is cured. For all purposes of this Lease, “Untenantability” shall mean that, for at least three (3) consecutive days following written notice to Landlord of such condition, due to Landlord’s negligent interruption or willful interruption of Essential Services, as defined below, Tenant shall not be reasonably able to use and occupy or to have access to the Premises, or a portion of the Premises, as the case may be, for the normal conduct of Tenant’s business operations without extraordinary and unreasonable measures being required to be taken by Tenant in order to do so and Tenant does not use or occupy the same during said period. As used herein, “Essential Services” shall mean the following services: access to the Premises, HVAC, water and sewer/septic service and electricity, but only to the extent that Landlord has an obligation to provide same to Tenant under this Lease.

ARTICLE 11

REAL ESTATE TAXES

11.1 Payments on Account of Real Estate Taxes.

(a) “Tax Year” shall mean a twelve (12) month period commencing on July 1 and falling wholly or partially within the Term, and “Taxes” shall mean: (i) all taxes, assessments (special or otherwise), betterments, levies, fees and all other government levies, exactions and charges of every kind and nature, general and special, ordinary and extraordinary, foreseen and unforeseen, which are, at any time prior to or during the Term, imposed or levied upon or assessed against the Property or any portion thereof, or against any Basic Rent, Additional Rent or other rent of any kind or nature payable to Landlord by anyone on account of the ownership, leasing or operation of the Property and any portion thereof, or which arise on account of or in respect of the ownership, development, leasing, operation or use of the Property or any portion thereof; (ii) all gross receipts taxes or similar taxes imposed or levied upon, assessed against or measured by any Basic Rent, Additional Rent or other rent of any kind or nature or other sum payable to Landlord by anyone on account of the ownership, development, leasing, operation, or use of the Property or any portion thereof; (iii) all value added, use and similar taxes at any time levied, assessed or payable on account of the ownership, development, leasing operation, or use of the Property or any portion thereof; and (iv) reasonable expenses of any proceeding for abatement of any of the foregoing items included in Taxes; but the amount of special taxes or special assessments included in Taxes shall be limited to the amount of the installment (plus any interest, other than penalty interest, payable thereon) of such special tax or special assessment required to be paid during the year in respect of which such Taxes are being determined. There shall be excluded from Taxes all income, estate, succession, franchise, inheritance and transfer taxes of Landlord; provided, however, that if at any time during the Term the present system of ad valorem taxation of real property shall be changed so that a capital levy, franchise, income, profits, sales, rental, use and occupancy, excise or other tax or charge shall in whole or in part be substituted for, or added to, such ad valorem tax and levied against, or be payable by, Landlord with respect to the Property or any portion thereof, such tax or charge shall be included in the term “Taxes” for the purposes of this Article.

(b) Tenant shall pay to Landlord, as Additional Rent, Tenant’s Proportionate Share of Taxes over and above taxes for fiscal year 2019 (July 1, 2018—June 30, 2019) (the “Tax Base Year”), such amount to be apportioned for any portion of a Tax Year in which the Term Commencement Date falls or the Term expires.

(c) Beginning in July of 2019, estimated payments by Tenant for Taxes shall be made on the first day of each and every remaining calendar month during the Term of this Lease, in the fashion herein provided for the payment of Basic Rent. Tenant’s monthly estimated payment for Taxes shall be sufficient to provide Landlord with a sum equal to 1/12 of Tenant’s required payment for Taxes for the then current Tax Year, as reasonably estimated by Landlord from time to time. Once annually, Landlord shall advise Tenant of the amount of the tax bills for the prior Tax Year and the computation of Tenant’s required payment for Taxes. If estimated payments for Taxes theretofore made by Tenant for the Tax Year covered by such bills exceed the required payment for Taxes for such Tax Year, Landlord shall credit the amount of overpayment against subsequent obligations of Tenant for Taxes (or promptly refund such overpayment if requested by Tenant, or if the Term of this Lease has ended and Tenant has no further obligation to Landlord); but if the required payments for Taxes for such Tax Year are greater than estimated payments for Taxes theretofore made for such Tax Year, Tenant shall pay the difference to Landlord as Additional Rent within thirty (30) days after being so advised by Landlord in writing, and the obligation to make such payment for any period within the Term shall survive expiration or earlier termination of the Term.

11.2 Abatement. If Landlord shall receive any tax refund or reimbursement of Taxes or sum in lieu thereof (a “Tax Refund”) with respect to any Tax Year all or any portion of which falls within the Term, then out of any balance remaining of the Tax Refund, after deducting Landlord’s expenses in obtaining same, Landlord shall pay to Tenant, provided there does not then exist a Default of Tenant, an amount equal to the difference between (a) payments made by Tenant for Taxes for the applicable Tax Year and (b) Taxes for the applicable Tax Year (without regard to such Tax Refund) minus (i) such Tax Refund (exclusive of any interest, and apportioned if such refund is for a Tax Year a portion of which falls outside the Term) and (ii) Taxes for the Tax Base Year multiplied by Tenant’s Proportionate Share; provided, that in no event shall Tenant be entitled to receive more than the payments for Taxes made by Tenant for such Tax Year pursuant to subsection (b) of Section 11.1.

ARTICLE 12

OPERATING EXPENSES

12.1 Definitions.

(a) “Operating Year” shall mean each calendar year all or any part of which falls within the Term;

(b) “Operating Expenses” shall mean the aggregate costs and expenses incurred by Landlord with respect to the operation, administration, cleaning, repair, non-capital replacement, maintenance and management of the Property, including without limitation, as set forth in Exhibit B attached hereto, provided that if during any portion of the Operating Year for which Operating Expenses are being computed, less than ninety-five percent (95%) of the rentable area of the Building was occupied by tenants or Landlord was not supplying all tenants with the services being supplied under this Lease, then those components of actual Operating Expenses that are reasonably expected to vary with occupancy shall be extrapolated reasonably by Landlord on an item by item basis to the estimated Operating Expenses that would have been incurred if ninety-five percent (95%) of the rentable area in the Building were fully occupied during such Operating Year, and such extrapolated amount shall, for the purposes hereof, be deemed to be the Operating Expenses for such Operating Year.

12.2 Tenant’s Payment of Operating Expenses.

(a) Tenant shall pay to Landlord, as Additional Rent, an amount equal to Operating Expenses over and above Operating Expenses for calendar year 2018 multiplied by Tenant’s Proportionate Share, such amount to be apportioned for any portion of an Operating Year in which the Term expires.

(b) Beginning on January 1, 2019, estimated payments by Tenant for Operating Expenses shall be made on the first day of each and every remaining calendar month during the Term of this Lease, in the fashion herein provided for the payment of Basic Rent. The monthly amount so to be paid to Landlord shall be sufficient to provide Landlord by the end of each Operating Year a sum equal to Tenant’s required payment for Operating Expenses for such Operating Year, as reasonably estimated by Landlord from time to time during each Operating Year. After the end of each Operating Year, Landlord or Landlord’s Agent shall submit to Tenant a reasonably detailed statement of Operating Expenses for the prior Operating Year, and Landlord or Landlord’s Agent shall certify to the accuracy thereof. If estimated payments for Operating Expenses theretofore made by Tenant for such Operating Year exceed Tenant’s required payment for Operating Expenses for such Operating Year according to such statement, Landlord shall credit the amount of overpayment against subsequent obligations of Tenant with respect to Operating Expenses (or promptly refund such overpayment if requested by Tenant or if the Term of this Lease has ended and Tenant has no further obligation to Landlord); but if the required payments for Operating Expenses for such Operating Year are greater than the estimated payments (if any) theretofore made by Tenant for Operating Expenses for such Operating Year, Tenant shall pay to Landlord, as Additional Rent, within thirty (30) days after being so advised by Landlord in writing, the difference between the estimated and required Operating Expense Payments, and the obligation to make such payment for any period within the Term shall survive the expiration or earlier termination of the Term.

12.3 Audit Rights. Tenant shall have the right to examine, copy and audit Landlord’s books and records establishing Operating Expenses for any Operating Year for a period of one (1) year following the date that Tenant receives the statement of Operating Expenses for such Operating Year from Landlord. Tenant shall give Landlord not less than thirty (30) days’ prior notice of its intention to examine and audit such books and records, and such examination and audit shall take place at such place within the continental United States as Landlord routinely maintains such books and records, unless Landlord elects to have such examination and audit take place in another location designated by Landlord in the city and state in which the Property is located. Any such audit shall be conducted by a certified public accountant, and all costs of the examination and audit shall be borne by Tenant; provided, however, that if such examination and audit establishes that the actual Operating Expenses for the Operating Year in question are less than the amount set forth as the annual Operating Expenses on the annual statement delivered to Tenant by at least five percent (5%), then Landlord shall pay the reasonable costs of such examination and audit. If, pursuant to the audit, the payments made for such Operating Year by Tenant exceed Tenant’s required payment on account thereof for such Operating Year, Landlord shall credit the amount of overpayment against subsequent obligations of Tenant with respect to Operating Expenses (or promptly refund such overpayment if the Term of this Lease has ended and Tenant has no further obligation to Landlord); but, if the payments made by Tenant for such Operating Year are less than Tenant’s required payment as established by the examination and audit, Tenant shall pay the deficiency to Landlord within thirty (30) days after conclusion of the examination and audit, and the obligation to make such payment for any period within the Term shall survive expiration of the Term. Tenant shall be required to deliver to Landlord a copy of its contract with its auditor and a copy of all reports produced by its auditor, and Tenant shall not be permitted to engage an auditor which is paid on a contingency or percentage basis. If Tenant does not elect to exercise its right to examine and audit Landlord’s books and records for any Operating Year within the time period provided for by this paragraph, Tenant shall have no further right to challenge Landlord’s statement of Operating Expenses for that particular Operating Year for which Tenant gave such audit notice to Landlord.

ARTICLE 13

INDEMNITY AND INSURANCE

13.1 Indemnity.

(a) Except to the extent arising from the gross negligence or willful misconduct of Landlord or Landlord’s Agents and subject to applicable waivers of claims and rights of subrogation set forth in this Lease, Tenant agrees to indemnify and save harmless Landlord and Landlord’s Agents from and against all claims, losses, cost, damages, liabilities or expenses of whatever nature arising: (i) from any accident, injury or damage whatsoever to any person, or to the property of any person, occurring in or about the Premises; (ii) from any accident, injury or damage whatsoever to any person, or to property of any person, occurring outside of the Premises but on or about the Property, where such accident, damage or injury results or is claimed to have resulted from any act or omission on the part of Tenant or Tenant’s Agents, invitees or independent contractors; (iii) from the use or occupancy of the Premises or of any business conducted therein, and, in any case, occurring (A) after the Term Commencement Date until the Expiration Date or earlier termination of the Term of this Lease, and (B) thereafter so long as Tenant is in occupancy of all or any part of the Premises; or (iv) from any default or breach by Tenant or Tenant’s Agents under the terms or covenants of this Lease. This indemnity and hold harmless agreement shall include indemnity against all losses, costs, damages, expenses and liabilities incurred in or in connection with any such claim or any proceeding brought thereon, and the defense thereof, including, without limitation, reasonable Attorneys’ Fees and costs at both the trial and appellate levels. The provisions of this Section 13.1 shall survive the expiration or earlier termination of this Lease, regardless of the cause of such expiration or earlier termination.

(b) Except to the extent arising from the gross negligence or willful misconduct of Tenant or Tenant’s Agents, Landlord agrees to indemnify and save harmless Tenant and Tenant’s Agents from and against all claims, losses, cost, damages, liabilities or expenses of whatever nature arising: (i) from any accident, injury or damage whatsoever to any person, or to property of any person, occurring on or about the Property, where such accident, damage or injury results or is claimed to have resulted from negligence or willful misconduct on the part of Landlord or Landlord’s Agents, invitees or independent contractors; or (ii) from any default or breach by Landlord or Landlord’s Agents under the terms or covenants of this Lease. This indemnity and hold harmless agreement shall include indemnity against all losses, costs, damages, expenses and liabilities incurred in or in connection with any such claim or any proceeding brought thereon, and the defense thereof, including, without limitation, reasonable Attorneys’ Fees and costs at both the trial and appellate levels.

The provisions of this Section 13.1 shall survive the expiration or earlier termination of this Lease, regardless of the cause of such expiration or earlier termination.

13.2 Tenant’s Insurance.

(a) Commercial General Liability. Tenant agrees to maintain in full force from the date upon which Tenant first enters the Premises for any reason, throughout the Term of this Lease, and thereafter so long as Tenant is in occupancy of all or any part of the Premises, a policy of commercial general liability insurance (using the current Insurance Services Offices (“ISO”) form) under which the insurer agrees to indemnify, defend , Landlord’s Managing Agent, and those in privity of estate with Landlord, harmless from and against all cost, expense and/or liability arising out of or based upon any and all claims, accidents, injuries and damages set forth in Section 13.1 (to the extent within the scope of coverage of the policy required under this Section without the requirement of Tenant obtaining special coverage).

(b) Property Damage Insurance. Tenant agrees to maintain in full force from the date upon which Tenant first enters the Premises for any reason, throughout the Term of this Lease, and thereafter so long as Tenant is in occupancy of all or any part of the Premises, a policy of property damage insurance (ISO Causes of Loss – Special Form) with a business income endorsement and a utility services – time element endorsement, under which the insurer agrees to indemnify, defend , and hold Landlord, Landlord’s Managing Agent, and those in privity of estate with Landlord, harmless from and against all cost, expense and/or liability arising out of or based upon any and all claims, accidents, injuries and damages set forth in Section 13.1 (to the extent within the scope of coverage of the policy required under this Section without the requirement of Tenant obtaining special coverage).

(c) Insureds/Umbrella Policy. With respect to the above-referenced commercial general liability and property insurance policies:

(i) Insured/Named Insureds. Tenant shall be named as an insured and with respect to the commercial general liability policy, Landlord, Landlord’s Managing Agent and such other persons as are in privity of estate with Landlord as may be set out in a notice to Tenant from time to time, shall be named as additional insureds; and

(ii) Umbrella Policy. Tenant may satisfy such insurance requirements by including the Premises in a so-called “blanket” and/or “umbrella” insurance policy, provided that the amount of coverage allocated to the Premises shall fulfill the requirements set forth herein. Tenant’s commercial general liability insurance policy shall be written on an “occurrence” basis, and shall be in at least the amounts of the General Liability Insurance specified in Section 1.1 or such greater amounts as Landlord in its reasonable discretion shall from time to time request.

(d) Tenant Casualty Insurance. Tenant agrees to maintain in full force from the date upon which Tenant first enters the Premises for any reason, throughout the Term of this Lease, and thereafter so long as Tenant is in occupancy of all or any part of the Premises, property insurance (ISO Causes of Loss – Special Form) on a “replacement cost” basis, insuring Tenant’s Removable Property, the Initial Work and any Alterations made by Tenant pursuant to ARTICLE 7, to the extent that the same have not become the property of Landlord.

(e) Tenant’s General Insurance Requirements. With respect to all insurance which Tenant is required to carry hereunder. Tenant shall, prior to entering the Premises for any reason, deliver to Landlord a duplicate original policy or a certificate of insurance satisfactory to Landlord with respect thereto.

(f) Tenant’s Risk. Tenant agrees to use and occupy the Premises, and to use such other portions of the Property as Tenant is herein given the right to use, at Tenant’s own risk. Landlord shall not be liable to Tenant, or Tenant’s Agents, contractors or invitees for any damage, injury, loss, compensation, or claim (including, but not limited to, claims for the interruption of or loss to Tenant’s business) based on, arising out of or resulting from any cause whatsoever, including, but not limited to, repairs to any portion of the Premises or the Property, any fire, robbery, theft, mysterious disappearance and/or any other crime or casualty, the actions of any other tenants of the Building or of any other person or persons, or any leakage in any part or portion of the Premises or the Building, or from water, rain or snow that may leak into, or flow from any part of the Premises or the Building, or from drains, pipes or plumbing fixtures in the Building, except for personal injury to Tenant’s Agents, invitees and independent contractors when due to the negligence or willful misconduct of Landlord or Landlord’s Agents. Any goods, property or personal effects stored or placed in or about the Premises shall be at the sole risk of Tenant, and neither Landlord nor Landlord’s insurers shall in any manner be held responsible therefor, except to the extent of any damage or loss caused by the negligence or willful misconduct of Landlord. In no event shall Landlord be liable to Tenant for any indirect or consequential damages resulting from Landlord’s acts or omissions.

13.3 Landlord’s Insurance.

Landlord agrees to maintain in full force and effect, during the Term of this Lease, property damage insurance with such deductibles and in such amounts as may from time to time be carried by reasonably prudent owners of similar buildings in the area in which the Property is located, provided that in no event shall Landlord be required to carry other than fire and extended coverage insurance or insurance in amounts greater than

80% of the actual insurable cash value of the Building (excluding footings and foundations). Landlord shall also obtain and keep in full force and effect during the term of this Lease a policy of Commercial General Public Liability Insurance, written on an occurrence basis with commercially reasonable deductibles and with commercially reasonable minimum limits of liability. Landlord may satisfy such insurance requirements by including the Property in a so-called “blanket” insurance policy, provided that the amount of coverage allocated to the Property shall fulfill the foregoing requirements.

13.4 Waiver of Subrogation. The parties hereto shall each procure an appropriate clause in, or endorsement to, any property insurance policy on the Premises or any personal property, fixtures or equipment located thereon or therein, pursuant to which the insurer waives subrogation or consents to a waiver of right of recovery in favor of either party and its respective Agents. Having obtained such clauses and/or endorsements, each party hereby agrees that it will not make any claim against or seek to recover from the other or its Agents for any loss or damage to its property or the property of others resulting from fire or other perils covered by such property insurance.

ARTICLE 14

FIRE, EMINENT DOMAIN, ETC.

14.1 Landlord’s Right of Termination. If (a) the Premises or the Building are substantially damaged by fire or casualty (the term “substantially damaged” meaning damage of such a character that the same cannot, in the ordinary course, reasonably be expected to be repaired within sixty (60) days from the time that repair work would commence), or (b) the Premises or Building are damaged and all or a portion of such damage is uninsured, or (c) part of the Building or the Property is taken by any exercise of the right of eminent domain, then Landlord shall have the right to terminate this Lease (even if Landlord’s entire interest in the Premises may have been divested) by giving notice to Tenant of Landlord’s election so to do within ninety (90) days after the occurrence of such casualty or the effective date of such taking, whereupon this Lease shall terminate on the earlier of (a) thirty (30) days after the date of such notice or (b) the effective date of such taking with the same force and effect as if such date were the date originally established as the expiration date hereof.

14.2 Restoration; Tenant’s Right of Termination. If (a) the Premises or the Building are damaged by fire or other casualty, or (b) all or part of the Building is taken by right of eminent domain; and this Lease is not terminated pursuant to Section 14.1, Landlord shall thereafter use reasonable efforts (to the extent practicable in Landlord’s reasonable determination in light of the nature of any taking or the election by Landlord’s lender to apply all or a portion of any resulting insurance proceeds to the repayment of Landlord’s loan) to restore the Building and the Premises (excluding the Tenant’s Exclusive Facilities, and any Alterations) to proper condition for Tenant’s use and occupation, provided that Landlord’s obligation shall be limited to the amount of insurance and eminent domain proceeds available therefor. If, for any reason, such restoration shall not be substantially completed within twelve (12) months after the expiration of the ninety (90) day period referred to in Section 14.1 (which twelve (12) month period may be extended for such periods of time as Landlord is prevented from proceeding with or completing such restoration due to Force Majeure, but in no event for more than an additional three (3) months), Tenant shall have the right to terminate this Lease by giving notice to

Landlord thereof within thirty (30) days after the expiration of such period as so extended, provided that such restoration is not completed within such period. This Lease shall cease and come to an end without further liability or obligation on the part of either party (except with respect to obligations which are expressly stated herein to survive a termination) thirty (30) days after such giving of notice by Tenant unless, within such thirty (30) day period, Landlord substantially completes such restoration, subject to the completion of minor “punch list” items, the completion of which will not materially interfere with Tenant’s business operations. Such right of termination shall be Tenant’s sole and exclusive remedy at law or in equity for Landlord’s failure so to complete such restoration, and time shall be of the essence with respect thereto.

14.3 Abatement of Rent. If the Premises or the Building are damaged by fire or other casualty, Basic Rent and Additional Rent payable by Tenant shall abate proportionately for the period during which, by reason of such damage, Tenant’s use of the Premises is prevented, having regard for the extent to which Tenant may be required to discontinue Tenant’s use of all or an undamaged portion of the Premises due to such damage, but such abatement or reduction shall end if and when either (a) Landlord shall have substantially completed sufficient restoration that Tenant is able to use the Premises and the Premises are in substantially the condition it was in prior to such damage (excluding any Tenant’s Exclusive Facilities, and Alterations made by Tenant pursuant to ARTICLE 7 and Tenant’s Removable Property), or (b) Tenant shall have commenced occupancy and use of the Building. If the Premises shall be affected by any exercise of the power of eminent domain, Basic Rent and Operating Expenses payable by Tenant shall be justly and equitably abated and reduced according to the nature and extent of the loss of use of the Premises suffered by Tenant. In no event shall Landlord have any liability for damages to Tenant for inconvenience, annoyance, or interruption of business arising from any fire or other casualty or eminent domain.

14.4 Condemnation Award. Landlord shall have and hereby reserves and excepts, and Tenant hereby grants and assigns to Landlord, all rights to recover for damages to the Property and the leasehold interest hereby created, and to compensation accrued or hereafter to accrue by reason of any taking, by exercise of the right of eminent domain, and by way of confirming the foregoing, Tenant hereby grants and assigns, and covenants with Landlord to grant and assign to Landlord, all rights to such damages or compensation, and covenants to deliver such further assignments and assurances thereof as Landlord may from time to time request, and Tenant hereby irrevocably appoints Landlord its attorney-in-fact to execute and deliver in Tenant’s name all such assignments and assurances. Nothing contained herein shall be construed to prevent Tenant from prosecuting in a separate condemnation proceeding a claim for the value of any of Tenant’s Removable Property installed in the Premises by Tenant at Tenant’s expense and for relocation expenses, provided that such action shall not affect the amount of compensation otherwise recoverable by Landlord from the taking authority.

ARTICLE 15

ADDITIONAL COVENANTS

15.1 Tenant.

(a) Estoppel Certificate. Tenant shall, at any time and from time to time, upon not less than ten (10) business days prior written notice by Landlord, execute, acknowledge and deliver to Landlord an estoppel certificate containing such statements of fact as Landlord reasonably requests regarding the status of the Lease.

(b) Financial Statements. To the extent publicly available, Tenant shall, without charge therefor, at any time, within five (5) business days following a request by Landlord (but in no event more than once during each calendar year during the Term, unless such financial statements are required in connection with an actual or potential sale or financing of the Property), deliver to Landlord, or to any other party designated by Landlord, a true and accurate copy of Tenant’s most recent financial statements. To the extent the same are not publicly available, provided Landlord shall first agree to keep all such financial information strictly confidential and disclose the same only to auditors, lenders, investors, potential investors, potential purchasers of the Building and agents having a reasonable need to see such information (and then advising such parties of the confidentiality requirement), Tenant shall, without charge therefor, at any time, within fifteen (15) business days following a request by Landlord (but in no event more than once during each calendar year during the Term, unless such financial statements are required in connection with an actual or potential sale or financing of the Property), deliver to Landlord, or to any other party designated by Landlord, a true and accurate copy of Tenant’s most recent financial statements.

15.2 Landlord.

(a) Covenant of Quiet Enjoyment. Subject to the terms and conditions of this Lease, on payment of the Rent and observing, keeping and performing all of the other terms and conditions of this Lease on Tenant’s part to be observed, kept and performed, Tenant shall lawfully, peaceably and quietly enjoy the Premises during the Term hereof, without hindrance or ejection by any persons lawfully claiming under Landlord to have title to the Premises superior to Tenant. The foregoing covenant of quiet enjoyment is in lieu of any other covenant, express or implied.

15.3 As to Both Parties.

(a) Recording. Tenant agrees not to record this Lease, but, if the Term of this Lease (including any extended term) is seven (7) years or longer, each party hereto agrees, on the request of the other, to execute a notice of lease in substantially the form attached hereto as Exhibit D, or such other form as may be mandated by the state and/or county in which the Property is located. In no event shall such document set forth the Rent payable by Tenant hereunder; and any such document shall expressly state that it is executed pursuant to the provisions contained in this Lease, and is not intended to vary the terms and conditions of this Lease. At Landlord’s request, promptly upon expiration of or earlier termination of the Term, Tenant shall execute and deliver to Landlord a release of any document recorded in the real property records for the location of the Property evidencing this Lease within ten (10) days of Landlord’s request to do so. The obligations of Tenant under this subsection (a) shall survive the expiration or any earlier termination of the Term.

ARTICLE 16

HOLDING OVER; SURRENDER

16.1 Holding Over. Any holding over by Tenant after the expiration of the Term of this Lease shall be treated as a daily tenancy at sufferance at a rent equal to one and one-half times the Basic Rent in effect immediately prior to such expiration plus one and one-half times the Additional Rent herein provided (prorated on a daily basis). If Tenant holds over for more than thirty (30) days, Tenant shall also pay to Landlord all damages, direct and/or indirect, sustained by reason of any such holding over. In all other respects, such holding over shall be on the terms and conditions set forth in this Lease as far as applicable.

16.2 Surrender of Premises. Upon the expiration or earlier termination of the Term, Tenant shall peaceably quit and surrender to Landlord the Premises in the condition in which the same are required to be kept pursuant to Section 9.2, together with all Alterations (except as hereinafter provided), excepting only ordinary wear and use and damage by fire or other casualty for which, under other provisions of this Lease, Tenant has no responsibility to repair or restore. Upon such expiration or earlier termination of the Term, Tenant shall remove from the Premises (i) all of Tenant’s Removable Property, (ii) to the extent specified by Landlord at the time of their installation, all Alterations and all partitions wholly within the Premises unless installed initially by Landlord in preparing the Premises for Tenant’s occupancy; and shall repair any damages to the Premises or the Building caused by such removal, and (iii) all telecommunications lines and cabling installed by Tenant within the Premises or elsewhere in the Building to the extent exclusively serving the Premises. Any Tenant’s Removable Property which shall remain in the Building or on the Premises after the expiration or earlier termination of the Term shall be deemed conclusively to have been abandoned, and either may be retained by Landlord as its property or may be disposed of in such manner as Landlord may see fit, at Tenant’s sole cost and expense.

ARTICLE 17

RIGHTS OF MORTGAGEES

17.1 Rights of Mortgagees. This Lease shall be subject and subordinate to all ground leases and/or underlying leases and to all matters currently of record, including without limitation, deeds, easements and land disposition agreements, and the lien and terms of any mortgage, deed of trust or ground lease or similar encumbrance (collectively, with any renewals, modifications, consolidations, replacements and extensions thereof, a “Mortgage,” and the holder thereof from time to time the “Holder”) from time to time encumbering the Premises and to each advance made thereunder, whether executed and delivered prior to or subsequent to the date of this Lease, unless the Holder shall elect otherwise; provided that Landlord shall use reasonable efforts to obtain and provide to Tenant a commercially reasonable subordination, non-disturbance and attornment agreement from each Holder. If this Lease is subordinate to any Mortgage and the Holder or any other party shall succeed to the interest of Landlord (such Holder or other party, a “Successor”), at the election of the Holder or Successor, Tenant shall attorn to the Holder or Successor and this Lease shall continue in full force and effect between the Holder or Successor and Tenant. Tenant agrees to execute such instruments of subordination or attornment in confirmation of the foregoing agreement as the Holder or Successor reasonably may request.

17.2 Assignment of Rents. With reference to any assignment by Landlord of Landlord’s interest in this Lease, or the rents payable hereunder, conditional in nature or otherwise, which assignment is made to the Holder of a Mortgage on property which includes the Premises, Tenant agrees that the execution thereof by Landlord, and the acceptance thereof by the Holder of such Mortgage shall never be treated as an assumption by such Holder of any of the obligations of Landlord hereunder unless such Holder shall, by notice sent to Tenant, specifically otherwise elect and, except as aforesaid, such Holder shall be treated as having assumed Landlord’s obligations hereunder only upon foreclosure of such Holder’s Mortgage and the taking of possession of the Premises.

17.3 Notice to Holder. After receiving notice from Landlord of any Holder of a Mortgage which includes the Premises, no notice from Tenant to Landlord alleging any default by Landlord shall be effective unless and until a copy of the same is given to such Holder (provided Tenant shall have been furnished with the name and address of such Holder), and the curing of any of Landlord’s defaults by such Holder shall be treated as performance by Landlord.

ARTICLE 18

SECURITY DEPOSIT

18.1 Security Deposit. Concurrently with the execution hereof, Tenant agrees that is shall deliver to Landlord the Security Deposit specified in Section 1.1 hereof, and Tenant hereby grants Landlord a first priority security interest therein.

18.2 Application of Security Deposit. Any Security Deposit shall be held and applied by the Landlord as set forth in this Lease. Landlord shall hold any Security Deposit (or so much thereof as has not been applied by Landlord pursuant hereto) until that date which is sixty (60) days following the expiration or earlier termination of the Term as security for the payment and performance of all of Tenant’s obligations hereunder. Landlord shall have the right from time to time, without prejudice to any other remedy Landlord may have, to apply such Security Deposit, or any part thereof, to Landlord’s damages arising from, or to cure, any Default of Tenant. If Landlord shall so apply any or all of such Security Deposit, Tenant shall immediately upon demand deposit with Landlord the amount so applied to restore the Security Deposit to the full original amount thereof. Landlord shall return the Security Deposit, or so much thereof as shall not have theretofore been applied in accordance with the terms of this Section, to Tenant on or before that date which is sixty (60) days following the expiration or earlier termination of the Term of this Lease and surrender of possession of the Premises by Tenant to Landlord at such time, provided that there is then existing no Default of Tenant (nor any circumstance which, with the passage of time or the giving of notice, or both, would constitute a Default of Tenant). Landlord shall have no obligation to pay interest on the Security Deposit and may commingle the same with Landlord’s other funds. If Landlord assigns Landlord’s interest under this Lease, the Security Deposit, or any part thereof not previously applied, may be turned over by Landlord to Landlord’s assignee, and, if so turned over, Tenant agrees to look solely to such assignee for proper application of the Security Deposit in accordance with the terms of this ARTICLE 18.

The Holder of a Mortgage shall not be responsible to Tenant for the return or application of any Security Deposit, whether or not it succeeds to the position of Landlord hereunder, unless such Security Deposit shall have been received in hand by such Holder.

ARTICLE 19

DEFAULT; REMEDIES

19.1 Tenant’s Default.

(a) Subject to any and all applicable notice and cure periods specifically set forth herein, if at any time subsequent to the date of this Lease any one or more of the following events (each a “Default of Tenant”) shall happen:

(i) Tenant shall fail to pay the Basic Rent or Additional Rent hereunder when due and such failure shall continue for seven (7) days after written notice to Tenant from Landlord; or

(ii) Tenant shall fail to timely bond off or discharge a lien in accordance with Section 7.4. herein; or

(iii) Tenant shall fail to timely deliver an estoppel certificate in accordance with Section 15.1(a) herein and such failure shall continue for ten (10) days after written notice to Tenant from Landlord; or

(iv) Tenant shall neglect or fail to perform or observe any other covenant herein contained on Tenant’s part to be performed or observed and Tenant shall fail to remedy the same within thirty (30) days after notice to Tenant specifying such neglect or failure; provided, however that if such failure is of such a nature that Tenant cannot reasonably remedy the same within such thirty (30) day period, then Tenant shall have an additional period, not to exceed ninety (90) days after the notice described in this subsection (iv), to remedy same, so long as Tenant promptly commences (and in any event within such thirty (30) day period) and prosecutes such remedy to completion with diligence and continuity; or

(v) Tenant’s leasehold interest in the Premises shall be taken on execution or by other process of law directed against Tenant; or

(vi) Tenant shall make an assignment for the benefit of creditors or shall be adjudicated insolvent, or shall file any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under any present or future Federal, State or other statute, law or regulation for the relief of debtors (other than the Bankruptcy Code, as hereinafter defined), or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of Tenant or of all or any substantial part of its properties, or shall admit in writing its inability to pay its debts generally as they become due; or

(vii) An Event of Bankruptcy (as hereinafter defined) shall occur with respect to Tenant; or

(viii) A petition shall be filed against Tenant under any law (other than the Bankruptcy Code) seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future Federal State or other statute, law or regulation and shall remain undismissed or unstayed for an aggregate of sixty (60) days (whether or not consecutive), or if any trustee, conservator, receiver or liquidator of Tenant or of all or any substantial part of its properties shall be appointed without the consent or acquiescence of Tenant and such appointment shall remain unvacated or unstayed for an aggregate of sixty (60) days (whether or not consecutive); or

(ix) The occurrence of any of the events described in subsections (a)(vi)-(a)(viii) with respect to any guarantor of all or any portions of Tenant’s obligations under this Lease;

then in any such case Landlord may terminate this Lease as hereinafter provided.

(b) For purposes of subsection (a)(vii) above, an “Event of Bankruptcy” means the filing of a voluntary petition by Tenant, or the entry of an order for relief against Tenant, under Chapter 7, 11, or 13 of the Bankruptcy Code, and the term “Bankruptcy Code” means 11 U.S.C. §101, et seq. If an Event of Bankruptcy occurs, then the trustee of Tenant’s bankruptcy estate or Tenant as debtor-in-possession may (subject to final approval of the court) assume this Lease, and may subsequently assign it, only if it does the following within sixty (60) days after the date of the filing of the voluntary petition, or the entry of the order for relief (or such additional time as a court of competent jurisdiction may grant, for cause, upon a motion made within the original sixty-day period):

(i) files a motion to assume the Lease with the appropriate court;

(ii) satisfies all of the following conditions, which Landlord and Tenant acknowledge to be commercially reasonable:

(A) cures all Defaults of Tenant under this Lease or provides Landlord with Adequate Assurance (as defined below) that it will (x) cure all monetary Defaults of Tenant hereunder within ten (10) days from the date of the assumption; and (y) cure all nonmonetary Defaults of Tenant hereunder within thirty (30) days from the date of the assumption;

(B) compensates Landlord and any other person or entity, or provides Landlord with Adequate Assurance that within ten (10) days after the date of the assumption, it will compensate Landlord and such other person or entity, for any pecuniary loss that Landlord and such other person or entity incurred as a result of any Default of Tenant, the trustee, or the debtor-in-possession;

(C) provides Landlord with Adequate Assurance of Future Performance (as defined below) of all of Tenant’s obligations under this Lease; and

(D) delivers to Landlord a written statement that the conditions herein have been satisfied.

(c) For purposes only of the foregoing subsection (b), and in addition to any other requirements under the Bankruptcy Code, any future federal bankruptcy law and Applicable Law, “Adequate Assurance” means at least meeting the following conditions, which Landlord and Tenant acknowledge to be commercially reasonable:

(i) entering an order segregating sufficient cash to pay Landlord and any other person or entity under subsection (b) above; and

(ii) granting to Landlord a valid first lien and security interest (in form acceptable to Landlord) in all property comprising the Tenant’s “property of the estate,” as that term is defined in Section 541 of the Bankruptcy Code, which lien and security interest secures the trustee’s or debtor-in-possession’s obligation to cure the monetary and nonmonetary defaults under the Lease within the periods set forth in subsection (b) above.

(d) For purposes only of subsection (b) above, and in addition to any other requirements under the Bankruptcy Code, any future federal bankruptcy law and other Applicable Law, “Adequate Assurance of Future Performance” means at least meeting the following conditions, which Landlord and Tenant acknowledge to be commercially reasonable:

(i) the trustee or debtor-in-possession depositing with Landlord, as security for the timely payment of rent and other monetary obligations, an amount equal to the sum of two (2) months’ Basic Rent plus an amount equal to two (2) months’ installments for Taxes and Operating Expenses and such other Additional Rent as may then be due and payable hereunder;

(ii) the trustee or the debtor-in-possession agreeing to pay in advance, on each day that the Basic Rent is payable, the monthly installments on account of Additional Rent;

(iii) the trustee or debtor-in-possession providing adequate assurance of the source of the rent and other consideration due under this Lease; and

(iv) Tenant’s bankruptcy estate and the trustee or debtor-in-possession providing Adequate Assurance that the bankruptcy estate (and any successor after the conclusion of the Tenant’s bankruptcy proceedings) will continue to have sufficient unencumbered assets after the payment of all secured obligations and administrative expenses to assure Landlord that the bankruptcy estate (and any successor after the conclusion of the Tenant’s bankruptcy proceedings) will have sufficient funds to fulfill Tenant’s obligations hereunder.

(e) If the trustee or the debtor-in-possession assumes the Lease under subsection (b) above and applicable bankruptcy law, it may assign its interest in this Lease only if the proposed assignee first provides Landlord with Adequate Assurance of Future Performance of all of Tenant’s obligations under the Lease, and if Landlord determines, in the exercise of its reasonable business judgment, that the assignment of this Lease will not breach any other lease, or any mortgage, financing agreement, or other agreement relating to the Property by which Landlord is then bound or to which the Property is then subject (and Landlord shall not be required to obtain consents or waivers from any third party required under any lease, mortgage, financing agreement, or other such agreement by which Landlord is then bound).

(f) For purposes only of subsection (e) above, and in addition to any other requirements under the Bankruptcy Code, any future federal bankruptcy law and other Applicable Law, “Adequate Assurance of Future Performance” means at least the satisfaction of the following conditions, which Landlord and Tenant acknowledge to be commercially reasonable:

(i) the proposed assignee submitting a current financial statement, audited by a certified public accountant, that allows a net worth and working capital in amounts determined in the reasonable business judgment of Landlord to be sufficient to assure the future performance by the assignee of Tenant’s obligation under this Lease; and

(ii) if requested by Landlord in the exercise of its reasonable business judgment, the proposed assignee obtaining a guarantee (in form and substance satisfactory to Landlord) from one or more persons who satisfy Landlord’s standards of creditworthiness.

19.2 Landlord’s Remedies.

(a) Upon the occurrence of a Default of Tenant, Landlord may terminate this Lease by notice to Tenant, specifying a date not less than five (5) days after the giving of such notice on which this Lease shall terminate and this Lease shall come to an end on the date specified therein as fully and completely as if such date were the date herein originally fixed for the expiration of the Term of this Lease, and Tenant will then quit and surrender the Premises to Landlord in the condition required in Section 9.2, but Tenant shall remain liable as hereinafter provided.

(b) If this Lease shall have been terminated as provided in this Section 19.2, then Landlord may re-enter the Premises, either by summary proceedings, ejectment or otherwise, and remove and dispossess Tenant and all other persons and any and all property from the same.

(c) If this Lease shall have been terminated as provided in this Section 19.2, Tenant shall pay Rent hereunder up to the time of such termination, and thereafter Tenant, until the end of what would have been the Term of this Lease in the absence of such termination, and whether or not the Premises shall have been relet, shall be liable to Landlord for, and shall pay to Landlord, as liquidated current damages: (x) the Rent due hereunder if such termination had not occurred, less the net proceeds, if any, of any reletting of the Premises, after deducting all expenses in connection with such reletting, including, without limitation, all repossession costs, brokerage commissions, legal expenses, Attorneys’ Fees, advertising, expenses of employees, alteration costs and expenses of preparation for such reletting; and (y) if this Lease provides that Tenant was entitled to occupy the Premises for any period of time without paying Basic Rent, the amount of Basic Rent that Tenant would have paid for any such period. Tenant shall pay the portion of such liquidated current damages referred to in clause (x) above to Landlord monthly on the days which the Basic Rent would have been payable hereunder if this Lease had not been terminated, and Tenant shall pay the portion of such liquidated current damages referred to in clause (y) above to Landlord upon such termination.

(d) At any time after termination of this Lease as provided in this Section 19.2, whether or not Landlord shall have previously collected any such liquidated current damages and in lieu of all such current damages beyond the date of such demand, Tenant, at Landlord’s election, shall pay to Landlord as final liquidated damages and in lieu of any other amounts thereafter coming due an amount equal to the then net present value of the excess, if any, of the Rent (including Taxes, Operating Expenses and other charges payable under this Lease) which would be payable hereunder from the date of such demand assuming that annual payments by Tenant on account of Taxes and Operating Expenses would be the same as the payments required for the immediately preceding Operating Year or Tax Year for what would be the then unexpired Term of this Lease as if the same remained in effect, over the then fair net rental value of the Premises for the same period.

(e) In case of any Default of Tenant, re-entry, expiration and dispossession by summary proceedings or otherwise, Landlord may, at its option (i) relet the Premises or any part or parts thereof, either in the name of Landlord or otherwise, for a term or terms which may at Landlord’s option be equal to, less than, or in excess of the period which would otherwise have constituted the balance of the Term of this Lease and may grant concessions or free rent to the extent that Landlord considers necessary or advisable to relet the same, and (ii) make such alterations, repairs and decorations in the Premises as Landlord considers necessary or advisable for the purpose of reletting the Premises; and the making of such alterations, repairs and decorations shall not operate or be construed to release Tenant from liability hereunder as aforesaid. Tenant hereby expressly waives any and all rights of redemption granted by or under Applicable Law in the event of Tenant being evicted or dispossessed, or in the event of Landlord obtaining possession of the Premises, by reason of the violation by Tenant of any of the terms, covenants or conditions of this Lease.

(f) Landlord shall have the right, but not the obligation to pay such sums or do any act which requires the expenditure of monies which may be necessary or appropriate by reason of the failure or neglect of Tenant to perform any of the provisions of this Lease, and in the event of the exercise of such right by Landlord, Tenant agrees to pay to Landlord forthwith upon demand all such sums, together with interest thereon per annum at a rate equal to the greater of three percent (3%) over the prime rate in effect from time to time at Bank of America (or any successor thereto) or eighteen percent (18%) (but in no event greater than the maximum lawful rate), as Additional Rent. Any payment of Basic Rent and Additional Rent payable hereunder not paid when due shall, at the option of Landlord, bear interest per annum at a rate equal to the greater of three percent (3%) over the prime rate in effect from time to time at Bank of America (or any successor thereto), or eighteen percent (18%) (but in no event greater than the maximum lawful rate) from the due date thereof and shall be payable forthwith on demand by Landlord as Additional Rent.

19.3 Additional Rent. As referred to in Section 19.1 and notwithstanding any other provision of this Lease to the contrary, if Tenant shall fail to pay when due Additional Rent, Landlord shall have the same rights and remedies as Landlord has hereunder for Tenant’s failure to pay Basic Rent.

19.4 Remedies Cumulative. The specified remedies to which Landlord may resort hereunder are not intended to be exclusive of any remedies or means of redress to which Landlord may at any time be entitled lawfully, and Landlord may invoke any remedy (including the remedy of specific performance) allowed at law or in equity as if specific remedies were not herein provided for.

19.5 Attorneys’ Fees. Tenant shall pay to Landlord reasonable Attorneys’ Fees and expenses incurred by or on behalf of Landlord in enforcing its rights hereunder or occasioned by any Default of Tenant.

19.6 Waiver.

(a) Failure on the part of Landlord or Tenant to complain of any action or non-action on the part of the other, no matter how long the same may continue, shall never be a waiver by Tenant or Landlord of any of their respective rights hereunder. Further, no waiver at any time of any of the provisions hereof by Landlord or Tenant shall be construed as a waiver of any of the other provisions hereof, and a waiver at any time of any of the provisions hereof shall not be construed as a waiver at any subsequent time of the same provisions. The consent or approval of Landlord or Tenant to or of any action by the other requiring such consent or approval shall not be construed to waive or render unnecessary Landlord’s or Tenant’s consent or approval to or of any subsequent similar act by the other.

(b) No payment by Tenant, or acceptance by Landlord, of a lesser amount than that due from Tenant to Landlord hereunder shall be treated otherwise than as a payment on account of the earliest installment of any payment due from Tenant hereunder. The acceptance by Landlord of a check or wire transfer for a lesser amount with an endorsement or statement thereon, or upon any letter accompanying such check or wire transfer, that such lesser amount is payment in full, shall be given no effect, and Landlord may accept such check or wire transfer without prejudice to any other rights or remedies which Landlord may have against Tenant.

19.7 Landlord’s Default. Landlord shall in no event be in default under this Lease unless Landlord shall neglect or fail to perform any of its obligations hereunder and shall fail to remedy the same within thirty (30) days after written notice to Landlord specifying such neglect or failure, or if such failure is of such a nature that Landlord cannot reasonably remedy the same within such thirty (30) day period, Landlord shall fail to commence promptly (and in any event within such thirty (30) day period) to remedy the same and to prosecute such remedy to completion with diligence and continuity.

19.8 Tenant’s Remedies. In the event of Landlord’s default under this Lease, and failure to cure same within any applicable notice and cure period, Tenant shall have the remedies available to it at law and in equity, as the same may be limited or waived by the terms hereof. Tenant acknowledges that its covenant to pay Basic Rent and Additional Rent hereunder is independent of Landlord’s obligations hereunder, and that in the event that Tenant shall have a claim against Landlord, Tenant shall not have the right to deduct the amount allegedly owed to Tenant from any Basic Rent or Additional Rent due hereunder, it being understood that Tenant’s sole remedy for recovering upon such claim shall be to bring an independent legal action against Landlord.

19.9 Landlord’s Liability.

(a) General. Tenant agrees to look solely to Landlord’s equity interest in the Property at the time of recovery for recovery of any judgment against Landlord, and agrees that neither Landlord nor any Successor shall be personally liable for any such judgment, or for the payment of any monetary obligation to Tenant. The provision contained in the foregoing sentence is not intended to, and shall not, limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord or any Successor, or to take any action not involving the personal liability of Landlord or any Successor to respond in monetary damages from Landlord’s or any Successor’s assets other than Landlord’s or any Successor’s equity interest in the Property. Notwithstanding any provision herein to the contrary, neither Landlord nor Tenant shall ever be liable to the other for any loss of business or any other indirect or consequential damages from whatever cause, except as set forth in Section 16.1. Tenant’s Agents, shall have no personal liability for the obligations of Tenant hereunder.

(b) Transfer of Title. In no event shall the acquisition of Landlord’s interest in the Property by a purchaser which, simultaneously therewith, leases Landlord’s entire interest in the Property back to the seller thereof be treated as an assumption by operation of law or otherwise, of Landlord’s obligations hereunder, but Tenant shall look solely to such seller-lessee, and its successors from time to time in title, for performance of Landlord’s obligations hereunder. In any such event, this Lease shall be subject and subordinate to the lease to such purchaser. For all purposes, such seller-lessee, and its successors in title, shall be the Landlord hereunder unless and until Landlord’s position shall have been assumed by such purchaser-lessor. Except as provided in this subsection (b), upon any transfer of title to the Property by Landlord, Landlord shall be entirely freed and relieved from the performance and observance of all covenants, obligations and liability under this Lease, incurred after the date of transfer of title to the Property. If Landlord transfers its interest in the Premises during the Term of this Lease, Landlord shall assign the Security Deposit to the transferee.

ARTICLE 20

MISCELLANEOUS PROVISIONS

20.1 Brokerage. Landlord and Tenant each hereby warrants and represents to the other that it has dealt with no broker in connection with the consummation of this Lease other than Brokers (whose commission shall be paid by Landlord), and, in the event of any brokerage claims predicated upon prior dealings with Landlord or Tenant, the party participating in such prior dealings shall defend the same and indemnify the other party hereto against any such claim.

20.2 Invalidity of Particular Provisions. If any term or provision of this Lease, or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

20.3 Provisions Binding, Etc. Except as herein otherwise provided, the terms hereof shall be binding upon and shall inure to the benefit of the successors and assigns, respectively, of Landlord and Tenant (except in the case of Tenant, only such successors and assigns as may be permitted hereunder) and, if Tenant shall be an individual, upon and to his heirs, executors, administrators, successors and permitted assigns. Each term and provision of this Lease to be performed by Tenant shall be construed to be both a covenant and a condition. Any reference in this Lease to successors and assigns of Tenant shall not be construed to constitute a consent by Landlord to such assignment by Tenant.

20.4 Notice. All notices or other communications required hereunder shall be in writing and shall be deemed duly given if delivered in person (with receipt therefor), if sent by reputable overnight delivery or courier service (e.g., Federal Express) providing for receipted delivery, or if sent by certified or registered mail, return receipt requested, postage prepaid, to the following address:

(a) if to Landlord at Landlord’s Address, to the attention of Andrew J. Maher, with a copy to Jonathan M. Sachs, Esq., Adler Pollock & Sheehan P.C., 175 Federal Street, Boston, Massachusetts 02210.

(b) if to Tenant, at Tenant’s Address, to the attention of Mark J. Fitzpatrick and Drew Enamait, 275 Wyman Street, Suite 250, Waltham, Massachusetts 02451 with a copy to Michael Bison, Goodwin Procter, 100 Northern Ave, Boston, Massachusetts 02210, and to Langer & McLaughlin LLP, 535 Boylston Street, 3rd Floor, Boston, MA 02116, Attn: Stephen Langer,, and after the Term Commencement Date, at the Premises.

Receipt of notice or other communication shall be conclusively established by either (i) return of a return receipt indicating that the notice has been delivered; or (ii) return of the letter containing the notice with an indication from the courier or postal service that the addressee has refused to accept delivery of the notice. Either party may change its address for the giving of notices by notice to the other party given in accordance with this Section 20.4.

20.5 When Lease Becomes Binding; Entire Agreement; Modification. The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation of, or option for, the Premises, and this document shall become effective and binding only upon the execution and delivery hereof by both Landlord and Tenant. This Lease is the entire agreement between the parties and expressly supersedes any negotiations, considerations, representations and understandings and proposals or other written documents relating hereto. This Lease may be modified or altered only by written agreement between Landlord and Tenant, and no act or omission of any Agent of Landlord shall alter, change or modify any of the provisions hereof.

20.6 Headings and Interpretation of Sections. The article, section and paragraph headings throughout this Lease are for convenience and reference only, and the words contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction or meaning of the provisions of this Lease. The provisions of this Lease shall be construed as a whole, according to their common meaning (except where a precise legal interpretation is clearly evidenced), and not for or against either party. Use in this Lease of the words “including,” “such as,” or words of similar import, when followed by any general term, statement or matter, shall not be construed to limit such term, statement or matter to the specified item(s), whether or not language of non-limitation, such as “without limitation” or “including, but not limited to,” or words of similar import, are used with reference thereto, but rather shall be deemed to refer to all other terms or matters that could fall within a reasonably broad scope of such term, statement or matter.

20.7 Waiver of Jury Trial. Landlord and Tenant hereby each waive trial by jury in any action, proceeding or counterclaim brought by either against the other, on or in respect of any matter whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, or Tenant’s use or occupancy of the Premises.

20.8 Time Is of the Essence. Time is of the essence of each provision of this Lease.

20.9 Multiple Counterparts. This Lease may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document.

20.10 Governing Law. This Lease shall be governed by the laws of the state in which the Property is located.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be duly executed, under seal, by persons hereunto duly authorized, as of the date first set forth above.

LANDLORD:

NWALP TPOP PROPERTY OWNER LLC, a Delaware limited liability company

By:	/s/ Andrew Maher
Name: Andrew Maher
Title: Authorized Signatory

TENANT:

CHIASMA INC. a Delaware corporation

By:	/s/ Mark J. Fitzpatrick
Name: Mark J. Fitzpatrick
Title: President & CEO

SCHEDULE 5.1

Plan of Initial Work

Landlord shall complete the following Initial Work, at Landlord’s sole cost and expenses:

•	Paint the Premises in up to two colors with Building standard materials

•	Shampoo and clean existing carpet in the Premises; and

•	Replace damaged ceiling tiles within the Premises.

EXHIBIT A

Plan of Premises

TottenPond
OFFICE PARK

460 TOTTEN POND ROAD

FIFTH FLOOR

LEASED SPACE

AVAILABLE • 3,547 SF

EXHIBIT A-1

PARK SITE PLAN

N
TOTTEN POND ROAD
460 TOTTEN POND ROAD
141,981 SF
PROSPECT HILL LN
1,000 PARKING SPACES
410 TOTTEN POND ROAD
79,089 SF
400 TOTTEN POND ROAD
75,570 SF

EXHIBIT A-2

LEGAL DESCRIPTION OF LAND AND PARK

Unit No. 1, Unit No. 2 and Unit No. 3 in the Totten Pond Office Park Condominium (the “Condominium”), situated at 400 Totten Pond Road, 410 Totten Pond Road and 460 Totten Pond Road, City of Waltham, Middlesex County, Commonwealth of Massachusetts, established by Master Deed (as amended, the “Master Deed”) dated December 7, 2006 and recorded with the Middlesex South County Registry of Deeds (the “Registry”) in Book 48627, Page 337, and Declaration of Trust dated December 7, 2006 and recorded with the Registry in Book 48627, Page 361, together with the undivided percentage interest appertaining to each Building in the common areas and facilities of the Condominium as set forth in said Master Deed and together with the rights and easements appurtenant to each Unit, exclusive or otherwise, referred to or set forth in said Master Deed.

EXHIBIT B

Operating Expenses

Operating Expenses shall include the following, without limitation:

1.	All expenses incurred by Landlord or Landlord’s Agents which shall be directly related to employment of personnel in connection with the operation, repair, replacement, maintenance, cleaning, repaving, protection and management of the Property, including without limitation, amounts incurred for wages, salaries and other compensation for services, payroll, social security, unemployment and similar taxes, workmen’s compensation insurance, disability benefits, pensions, hospitalization, retirement plans and group insurance, uniforms and working clothes and the cleaning thereof, and expenses imposed on Landlord or Landlord’s Agents pursuant to any collective bargaining agreement for the services of employees of Landlord or Landlord’s Agents in connection with the operation, repair, replacement, maintenance, cleaning, repaving, management and protection of the Property, including, without limitation, day and night supervisors, manager, accountants, bookkeepers, janitors, carpenters, engineers, mechanics, electricians and plumbers and personnel engaged in supervision of any of the persons mentioned above; provided that, if any such employee is also employed on other property of Landlord, such compensation shall be suitably prorated among the Property and such other properties.

2.	The cost of services, utilities, materials and supplies furnished or used in the operation, repair, non-capital replacement, maintenance, cleaning, repaving, management and protection of the Property, or any portion thereof and the parking areas, access roads, utilities, and other facilities servicing or benefiting the Property and Premises, but net of any user fees or charges from time to time payable to Landlord in connection therewith.

3.	The cost of maintenance, repairs and non-capital replacements for tools and other similar equipment used in the repair, non-capital replacement, maintenance, cleaning, repaving, management and protection of the Property, provided that, in the case of any such equipment used jointly on other property of Landlord, such costs shall be suitably prorated among the Property and such other properties.

4.	Where the Property is managed by Landlord or an affiliate of Landlord, an annual sum equal to the amounts customarily charged by management firms in the Waltham area for similar properties, whether or not actually paid, or where managed by other than Landlord or an affiliate thereof, the amounts paid for management, together with, in either case, amounts accrued for legal and other professional fees relating to the Property, but excluding such fees and commissions paid in connection with services rendered for securing or renewing leases and for matters not related to the normal administration and operation of the Property.

5.	Premiums and deductibles for insurance against damage or loss to the Property from such hazards as Landlord shall determine, including, but not by way of limitation, insurance covering loss of rent attributable to any such hazards, and public liability insurance.

6.	If, during the Term of this Lease, Landlord shall make a capital expenditure to the Building or Project which is reasonably calculated to reduce Operating Expenses or is required under any governmental laws, regulations or ordinances which were not applicable to the Building as of the Term Commencement Date, the total cost of which is not properly includible in Operating Expenses for the Operating Year in which it was made, there shall nevertheless be included in such Operating Expenses for the Operating Year in which it was made and in Operating Expenses for each succeeding Operating Year the annual charge-off of such capital expenditure. Notwithstanding any provision of this Lease to the contrary, including without limitation Section 8.1 hereof, Landlord shall not be required to make any capital expenditures unless the Landlord, in its sole discretion, determines that the same is necessary. Annual charge-off shall be determined by dividing the original capital expenditure plus an interest factor, reasonably determined by Landlord, as being the interest rate then being charged for long-term mortgages by institutional lenders on like properties within the locality in which the Property is located, by the number of years of useful life of the capital expenditure; and the useful life shall be determined reasonably by Landlord in accordance with generally accepted accounting principles and practices in effect at the time of making such expenditure.

7.	Costs for electricity, water and sewer use charges, gas and other utilities supplied to the Property and not paid for directly by tenants.

8.	Betterment assessments, provided the same are apportioned equally over the longest period permitted by law, and only to the extent, if any, not included in Taxes.

9.	Amounts paid to independent contractors for services, materials and supplies furnished for the operation, repair, maintenance, cleaning and protection of the Property.

10.	Any of the foregoing costs of the Office Park payable by Landlord as the owner of the Property.

Landlord shall have the right, but not the obligation, from time to time, to equitably allocate some or all of the Operating Expenses among different tenants of the properties owned by Landlord or its affiliates within the Office Park, or among different buildings owned by Landlord or its affiliates within the Office Park (the “Cost Pools”). Such Cost Pools may include, but shall not be limited to, the office space tenants of such buildings and the retail space tenants of such buildings.

Notwithstanding the above listing of Operating Expenses, the following items are excluded: (a) costs of tenant alterations; (b) expenditures for capital repairs, replacements, or improvements, except as otherwise set forth above; (c) financing and refinancing costs in respect of any mortgage or security interest placed upon the Property or any portion thereof, including payments of principal, interest, finance or other charges, and any points and commissions in connection therewith, or any rental payments on any ground leases (but there shall be included in Operating Expenses any ground rents which reimburse the ground landlord for Taxes and Operating Expenses); (d) advertising expenses and leasing or brokerage commissions; (e) any cost or expenditure for which Landlord is actually reimbursed by insurance proceeds or condemnation award; (f) the cost of any goods or services furnished to any other tenant in the Building which Landlord does not make generally available to tenants in the Building; (g) legal expenses incurred in connection with negotiating and signing leases; (h) wages, salaries or fringe benefits paid to any employees above the grade of building manager; or where employees devote time to properties other than the Property, the portion properly allocated to such other properties; (i) improvements, alterations and decorations made for individual tenants in such tenants’ spaces; (j) costs incurred in connection with the making of repairs or replacements which are the obligation of another tenant or occupant of the Property; (k) marketing, promotional, public relations or brokerage fees, commissions or expenditures; (1) costs (including, without limitation, attorneys’ fees and disbursements) incurred in connection with any judgment, settlement or arbitration award resulting from any tort liability of Landlord; (m) costs of any item which are reimbursed to Landlord by other tenants or third parties or which are properly chargeable or attributable to a particular tenant or particular tenants; (n) any utility or other service used or consumed in the premises leased or leasable to any tenant or occupant, including, without limitation, gas, electricity, water, and sewer, if Tenant’s use or consumption of such utility or other services is separately metered or sub-metered at the premises, or if such tenant is charged a separate amount therefore; (o) costs incurred in connection with Landlord’s preparation, negotiation, dispute resolution and/or enforcement of leases or incurred in connection with disputes with prospective tenants, employees, consultants, management agents, leasing agents, purchasers or mortgagees (except to the extent any such resolution benefits all tenants of the Property); (p) costs of any additions to or expansions of the Property or the Building; (q) costs of repairs, restoration or replacements occasioned by fire or other casualty or caused by the exercise of the right of eminent domain, whether or not insurance proceeds or condemnation award proceeds are recovered or adequate for such purposes (provided, however, that any insurance deductible shall be includable in Operating Expenses); (r) the cost of performing or correcting defects in, or inadequacies of, the Landlord’s Work, or of otherwise correcting latent defects in the Property; (s) except to the extent that such costs are Tenant’s responsibility, the cost to make improvements, alterations and additions to the Property which are required in order to render the same in compliance with laws, rules, orders regulations and/or directives existing as of the Term Commencement Date of this Lease; (t) any costs in the nature of fees, fines or penalties charged to Landlord (including costs, fines, interest, penalties and costs of litigation incurred as a result of late payment of taxes and/or utility bills; provided, however, if any such late payment by Landlord is related to Tenant’s failure to pay Rent when due hereunder, Tenant shall pay such fees and costs); (u) depreciation; (v) amounts paid to subsidiaries or affiliates of Landlord for services rendered to the Property to the extent such amounts exceed a reasonably competitive cost for delivery of such services were they not provided by such related parties; (w) reserves; (x) except to the extent that such costs are

Tenant’s responsibility, the costs of environmental monitoring, compliance, testing, and remediation performed in, on or around the Property; (y)wages, salaries or other compensation paid for clerks or attendant in concessions, kiosks, information centers or stores or establishments operated by Landlord or any affiliate of Landlord; and (z) any expenses for repairs or maintenance to the extent covered by warranties or service contracts.

EXHIBIT C

Rules and Regulations of Building

The following regulations are generally applicable:

1.	The Common Facilities shall not be obstructed or encumbered by Tenant (except as necessary for deliveries) or used for any purpose other than ingress and egress to and from the Premises.

2.	No awnings, curtains, blinds, shades, screens or other projections shall be attached to or hung in, or used in connection with, any window of the Premises or any outside wall of the Building. Such awnings, curtains, blinds, shades, screens or other projections must be of a quality, type, design and color, and attached in the manner, approved by Landlord.

3.	No show cases or other articles shall be put in front of or affixed to any part of the exterior of the Building, nor, if the Building is occupied by more than one tenant, displayed through interior windows into the atrium of the Building, nor placed in the halls, corridors or vestibules, provided that show cases or articles may be displayed through interior windows into the atrium of the Building (if any) with Landlord’s prior written approval, such approval not to be unreasonably withheld or delayed so long as such display does not adversely affect the aesthetic integrity of the Building.

4.	No tenant shall place a load upon any floor in the Premises that exceeds the floor load per rentable square foot of area which such floor was designed to carry and which is allowed by Applicable Law. Landlord reserves the right to prescribe the weight and position of all business machines and mechanical equipment, including safes, which shall be placed so as to distribute the weight. Business machines and mechanical equipment shall be placed and maintained at Tenant’s expense in settings sufficient, in Landlord’s judgment, to absorb and prevent vibration, noise and annoyance. Tenant shall not move any safe, heavy machinery, heavy equipment, freight, bulky matter or fixtures into or out of the Building without Landlord’s prior consent, which consent shall not be unreasonably withheld, conditioned or delayed, and which consent may require Tenant to provide insurance naming Landlord as an insured and in such amounts as Landlord may deem reasonable. If any such safe, machinery, equipment, freight, bulky matter or fixtures requires special handling, Tenant agrees to employ only persons holding a Master Rigger’s License to do such work, and that all work in connection therewith shall comply with Applicable Law. Any such moving shall be at the sole risk and hazard of Tenant, and Tenant will exonerate, indemnify and save Landlord harmless with respect thereto as provided in Section 13.1.

5.	The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were designed and constructed, and no sweepings, rubbish, rags, acids or like substances shall be deposited therein. All damages resulting from any misuse of the fixtures shall be borne by the Tenant.

6.	Tenant shall not use the Premises or any part thereof or permit the Premises or any part thereof to be used as a public employment bureau or for the sale of property of any kind at auction, except in connection with Tenant’s business.

7.	Tenant must, upon the termination of its tenancy, return to the Landlord all locks, cylinders and keys to offices and toilet rooms of the Premises.

8.	Landlord reserves the right to exclude from the Building after Normal Business Hours and at all hours on days other than Business Days all persons connected with or calling upon the Tenant who are not escorted in the Building by an employee of Tenant. Tenant shall be responsible for all persons to whom it allows access and shall be liable to the Landlord for all wrongful acts of such persons.

9.	The requirements of Tenant will be attended to only upon application at the Building Management Office. Employees of Landlord shall not perform any work or do anything outside of their regular duties, unless under special instructions from the office of the Landlord.

10.	There shall not be used in any space in the Building, or in the public halls of the Building, either by Tenant or by jobbers or others, in the delivery or receipt of merchandise, any hand trucks, except those equipped with rubber tires and side guards.

11.	No bicycles, vehicles or animals of any kind shall be brought into or kept in or about the Premises.

12.	No tenant shall make, or permit to be made, any unseemly or disturbing noises or disturb or interfere with occupants of this or any neighboring building or premises or those having business with them whether by use of any musical instrument, radio, talking machine, unmusical noise, whistling, singing, or in any other way. No tenant shall throw anything out of the doors, windows or skylights or down the passageways.

13.	The Premises shall not be used for lodging or sleeping or for any immoral or illegal purpose.

14.	No smoking shall be permitted in the Premises or the Building. Smoking shall only be permitted in smoking areas outside of the Building which have been designated by the Landlord.

15.	Tenant shall cause all freight to be delivered to or removed from the Building and the Premises in accordance with Landlord’s standard procedures.

16.	Tenant shall not cause any offensive odors or loud noise to constitute a nuisance or a menace to any other tenant or tenants or other persons in the Building.

17.	The rules and regulations set forth in Attachment I to this Exhibit, which is by this reference made a part hereof, are applicable to any Alterations being undertaken by or for Tenant in the Premises pursuant to ARTICLE 7 of the Lease.

18.	With the exception of food to be consumed by Tenant’s employees and invitees, no food shall be prepared or served on or about the Premises (except in any kitchen areas or areas designated by Tenant for consumption of food within the Premises which may be included in the Plans approved by Landlord); no intoxicating liquors or alcoholic beverages shall be sold, generally distributed to the public or otherwise be consumed on or about the Premises without obtaining a license therefor if required by Applicable Law.

19.	Tenant shall give notice to Landlord immediately upon determining that there is a threat to health or safety at the Premises or at the Property.

ATTACHMENT I TO EXHIBIT C

Rules and Regulations for Tenant Alterations

1. General

a. All Alterations made by Tenant in, to or about the Premises shall be made in accordance with the requirements of this Exhibit and by contractors or mechanics approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.

b. Tenant shall, prior to the commencement of any work, submit for Landlord’s written approval, complete plans for the Alterations, with full details and specifications for all of the Alterations, in compliance with Section D below.

c. Alterations must comply with the Building Code applicable to the Property and the requirements, rules and regulations and any other governmental agencies having jurisdiction.

d. No work shall be permitted to commence before Tenant obtains and furnishes to Landlord copies of all necessary licenses and permits from all governmental authorities having jurisdiction.

e. All demolition, removals or other categories of work that may unreasonably inconvenience other tenants or disturb Building operations, must be scheduled and performed before or after normal business hours, and Tenant shall provide Landlord’s Managing Agent with at least 24 hours’ notice prior to proceeding with such work.

f. All inquiries, submissions, approvals and all other matters shall be processed through Landlord’s Managing Agent.

g. All work, if performed by a contractor or subcontractor, shall be subject to reasonable supervision and inspection by Landlord’s representative. Such supervision and inspection shall be at Tenant’s sole expense and Tenant shall pay Landlord’s reasonable charges for such supervision and inspection.

2. Prior to Commencement of Work

a. Tenant shall submit to the Building manager a request to perform the work. The request shall include the following enclosures:

(1)	A list of Tenant’s contractors and/or subcontractors for Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed.

(2)	Four complete sets of plans and specifications properly stamped by a registered architect or professional engineer.

(3)	A properly executed building permit application form.

(4)	Four executed copies of the Insurance Requirements Agreement in the form attached to this Exhibit as Attachment II and made a part hereof from Tenant’s contractor and, if requested by Landlord, from the contractor’s subcontractors.

(5)	Contractor’s and subcontractor’s insurance certificates.

b. Landlord will return the following to Tenant:

(1)	A letter of approval or disapproval with specific comments as to the reasons therefor (such approval or comments shall not constitute a waiver of approval of governmental authorities).

(2)	Two fully executed copies of the Insurance Requirements Agreement.

c. Landlord’s approval of the plans, drawings, specifications or other submissions in respect of any Alterations shall create no liability or responsibility on the part of Landlord for their completeness, design sufficiency or compliance with requirements of Applicable Law.

d. Tenant shall obtain a building permit from the Building Department and necessary permits from other governmental agencies. Tenant shall be responsible for keeping current all permits. Tenant shall submit copies of all approved plans and permits to Landlord and shall post the original permit on the Premises prior to the commencement of any work.

e. Landlord agrees to use reasonable efforts to cooperate with Tenant in obtaining any and all building permits and/or other permits and approvals required for Tenant’s Alterations.

3. Requirements and Procedures

a. All structural and floor loading requirements of Tenant shall be subject to the prior approval of Landlord’s structural engineer at Tenant’s sole cost and expense.

b. All mechanical (HVAC, plumbing and sprinkler) and electrical requirements shall be subject to the approval of Landlord’s mechanical and electrical engineers and all mechanical and electrical work shall be performed by contractors who are engaged by Landlord in constructing, operating or maintaining the Building. When necessary, Landlord will require engineering and shop drawings, which drawings must be approved by Landlord before work is started. Drawings are to be prepared by Tenant and all approvals shall be obtained by Tenant.

c. If shutdown of risers and mains for electrical, life safety system, HVAC, sprinkler and plumbing work is required, such work shall be supervised by Landlord’s representative. No work will be performed in Building mechanical equipment rooms without Landlord’s approval and under Landlord’s supervision.

d. Tenant’s contractor shall:

(1)	have a superintendent or foreman on the Premises at all times;

(2)	police the job at all times, continually keeping the Premises orderly;

(3)	maintain cleanliness and protection of all areas, including elevators (if any) and lobbies.

(4)	protect the front and top of all peripheral HVAC units and thoroughly clean them at the completion of work;

(5)	block off supply and return grills, diffusers and ducts to keep dust from entering into the Building air conditioning system; and

(6)	avoid the disturbance of other tenants.

e. If Tenant’s contractor is negligent in any of its responsibilities, Tenant shall be charged for corrective work.

f. All equipment and installations must be equal to the standards generally in effect with respect to the remainder of the Building. Any deviation from such standards will be permitted only if indicated or specified on the plans and specifications and approved by Landlord.

g. A properly executed air balancing report signed by a professional engineer shall be submitted to Landlord upon the completion of all HVAC work.

h. Upon completion of the Alterations, Tenant shall submit to Landlord a permanent certificate of occupancy and final approval by the other governmental agencies having jurisdiction.

i. Tenant shall submit to Landlord a final “as-built” set of drawings showing all items of the Alterations in full detail, in both hard copy and electronic form.

j. Additional and differing provisions in the Lease, if any, will be applicable and will take precedence.

4. Standards for Plans and Specifications

Whenever Tenant shall be required by the terms of the Lease (including this Exhibit) to submit plans to Landlord in connection with any Alterations, such plans shall include at least the following:

a. Floor plan indicating location of partitions and doors (details required of partition and door types).

b. Location of standard electrical convenience outlets and telephone outlets.

c. Location and details of special electrical outlets; e.g., photocopiers, etc.

d. Reflected ceiling plan showing layout of standard ceiling and lighting fixtures. Partitions to be shown lightly with switches located indicating fixtures to be controlled.

e. Locations and details of special ceiling conditions, lighting fixtures, speakers, etc.

f. Location and specifications of floor covering, paint or paneling with paint colors referenced to standard color system.

g. Finish schedule plan indicating wall covering, paint, or paneling with paint colors referenced to standard color system.

h. Details and specifications of special millwork, glass partitions, rolling doors and grilles, blackboards, shelves, etc.

i. Hardware schedule indicating door number keyed to plan, size, hardware required including butts, latchsets or locksets, closures, stops, and any special items such as thresholds, soundproofing, etc. Keying schedule is required.

j. Verified dimensions of all built-in equipment (file cabinets, lockers, plan files, etc.)

k. Location and weights of storage files.

l. Location of any special soundproofing requirements.

m. Location and details of special floor areas exceeding 50 pounds of live load per square foot.

n. All structural, mechanical, plumbing and electrical drawings, to be prepared by the base building consulting engineers, necessary to complete the Premises in accordance with Tenant’s Plans.

o. All drawings to be uniform size (30” x 46”) and shall incorporate the standard project electrical and plumbing symbols and be at a scale of 1/8” = 1’ or larger.

p. All drawings shall be stamped by an architect (or, where applicable, an engineer) licensed in the jurisdiction in which the Property is located and without limiting the foregoing, shall be sufficient in all respects for submission to applicable authorization in connection with a building permit application.

Attachment II to Exhibit C

Contractor’s Insurance Requirements

Building: 460 Totten Pond Road, Waltham, Massachusetts

Landlord: NWALP TPOP Property Owner LLC, a Delaware limited liability company

Tenant: [                                ], a [                            ]

Premises: [                              ]

The undersigned contractor or subcontractor (“Contractor”) has been hired by the tenant named above (hereinafter called “Tenant”) of the Building named above (or by Tenant’s contractor) to perform certain work (“Work”) for Tenant in the Premises identified above. Contractor and Tenant have requested the landlord named above (“Landlord”) to grant Contractor access to the Building and its facilities in connection with the performance of the Work, and Landlord agrees to grant such access to Contractor upon and subject to the following terms and conditions:

1.	Contractor agrees to indemnify and save harmless Landlord and Landlord’s Agents and their respective affiliates, subsidiaries and partners, and each of them, from and with respect to any claims, demands, suits, liabilities, losses and expenses, including reasonable Attorneys’ Fees, arising out of or in connection with the Work (and/or imposed by law upon any or all of them) because of personal injuries, bodily injury (including death at any time resulting therefrom) and loss of or damage to property, including consequential damages, whether such injuries to person or property are claimed to be due to negligence of the Contractor, Tenant, Landlord or any other party entitled to be indemnified as aforesaid except to the extent specifically prohibited by law (and any such prohibition shall not void this Agreement but shall be applied only to the minimum extent required by law).

2.	Contractor shall provide and maintain at its own expense, until completion of the Work, the following insurance:

a. Workmen’s Compensation and Employers, Liability Insurance covering each and every workman employed in, about or upon the Work, as provided for in each and every statute applicable to Workmen’s Compensation and Employers’ Liability Insurance.

b. Comprehensive General Liability Insurance including coverages for Protective and Contractual Liability (to specifically include coverage for the indemnification clause of this Agreement) for not less than the following limits:

Personal Injury:

$1,000,000 per person

$5,000,000 per occurrence

Property Damage:

$3,000,000 per occurrence

$3,000,000 aggregate

c. Comprehensive Automobile Liability Insurance (covering all owned, non-owned and/or hired motor vehicles to be used in connection with the Work) for not less than the following limits:

Bodily Injury:

$1,000,000 per person

$1,000,000 per occurrence

Property Damage:

$1,000,000 per occurrence

Contractor shall furnish a certificate from its insurance carrier or carriers to the Building office before commencing the Work, showing that it has complied with the above requirements regarding insurance and providing that the insurer will give Landlord ten (10) days’ prior written notice of the cancellation of any of the foregoing policies.

3.	Contractor shall require all of its subcontractors engaged in the Work to provide the following insurance:

a. Comprehensive General Liability Insurance including Protective and Contractual Liability coverages with limits of liability at least equal to the limits stated in paragraph 2(b).

b. Comprehensive Automobile Liability Insurance (covering all owned, non-owned and/or hired motor vehicles to be used in connection with the Work) with limits of liability at least equal to the limits stated in paragraph 2(c).

Upon the request of Landlord, Contractor shall require all of its subcontractors engaged in the Work to execute an Insurance Requirements agreement in the same form as this Agreement.

Agreed to and executed this day of                             ,                 .

Contractor:________________________________

By:______________________________________

By:______________________________________

By:______________________________________

EXHIBIT D

Form of Notice of Lease

Pursuant to Massachusetts General Laws, Chapter 183, Section 4, notice is hereby given of the following Lease:

Landlord:	NWALP TPOP Property Owner LLC, a Delaware limited liability company, having a principal place of business at c/o Anchor Line Partners, LLC, One Post Office Square, 42nd Floor, Boston, Massachusetts 02109.

Tenant:	Chiasma, Inc., a Delaware corporation, having its principal office at 275 Wyman Street, Suite 250, Waltham, Massachusetts 02451.

Date of Lease:	, 20 .

Description of Leased Premises:	460 Totten Pond Road, Waltham, Massachusetts. For Landlord’s title, see deed recorded with the County Registry of Deeds in Book , Page .

Term of Lease:	[ ( )] years

[Extension Option:	[ ( )]option[s] to renew for a term of [ ( )] years [each]

This instrument is executed as notice of the aforesaid Lease and is not intended, nor shall it be deemed, to vary or govern the interpretation of the terms and conditions thereof.

EXECUTED as a sealed instrument this              day of                             ,             .

LANDLORD:

NWALP TPOP PROPERTY OWNER LLC, a Delaware limited liability company

By:
Name:
Title: Authorized Signatory

TENANT:

[_________________], a [_____________]

By:
Name: Title:

COMMONWEALTH OF MASSACHUSETTS

County of	, 20

On this              day of                             , 20        , before me, the undersigned notary public, personally appeared                                 , proved to me through satisfactory evidence of identification, which was                                         , to be the person whose name is signed on the preceding or attached document, and acknowledged to me that (he) (she) signed it voluntarily for its stated purpose as                             of                             , as                              of NWALP TPOP Property Owner LLC.

Notary Public
My commission expires:

COMMONWEALTH OF MASSACHUSETTS

County of	, 20

On this              day of                     , 20        , before me, the undersigned notary public, personally appeared                     , proved to me through satisfactory evidence of identification, which was                                              , to be the person whose name is signed on the preceding or attached document, and acknowledged to me that (he) (she) signed it voluntarily for its stated purpose.

Notary Public
My commission expires:

EXHIBIT E

Appraisers’ Determination of Fair Market Rent

The term “Appraisers’ Determination” refers to the following procedures and requirements:

For the purpose of fixing the Fair Market Rent for the Extension Term, Landlord and Tenant shall agree upon an appraiser who shall be a member of the M.A.I. or Counselor’s of Real Estate (CRE) (or successor professional organizations) and shall have at least ten (10) years experience appraising rental values of property in the Waltham market area.

If Landlord and Tenant are not able to agree upon an appraiser by the date which is ten (10) days after an Impasse, as defined in Section 1.1 (the “Appraiser Selection Deadline”), each of Landlord and Tenant shall, within ten (10) additional days, that is, by the date which is twenty (20) days after an Impasse, select an appraiser with the foregoing qualifications whereupon each of said appraisers shall, within five (5) days of their selection hereunder, select a third appraiser with the foregoing qualifications. The Fair Market Rent for the Extension Term shall thereafter be determined to be the amount equal to the average of the two appraisals which are closest in dollar amount to each other except that if all three appraisals are apart in equal amounts, the appraisal which falls in the middle shall be the Fair Market Rent for the Extension Term. If either party fails to select an appraiser by the Appraiser Selection Deadline, then the appraiser selected by the other party, if selected by the Appraiser Selection Deadline, shall be the sole appraiser. Landlord and Tenant shall share equally the expense of any and all appraisers. The appraiser(s) shall be obligated to make a determination of Fair Market Rent within thirty (30) days of the appointment of either the single appraiser (if only one) and within thirty (30) days of the appointment of the third appraiser (if three are so appointed).

In determining the Fair Market Rent for the Extension Term, the appraisers shall consider, among other things, the then current arms’ length basic rent being charged to tenants for comparable buildings in the Waltham market area.

The appraisers shall not have the right to modify any provision of this Lease and shall only determine the Extension Term Fair Market Rent for the Extension Term, which shall constitute the Basic Rent under this Lease for the Extension Term; provided, however, that in no event shall the Annual Basic Rent for the Extension Term be less than the Annual Basic Rent during the last year of the Term immediately prior to the commencement of the Extension Term.